EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF TEXAS
SAN ANTONIO DIVISION

§
In re:	§	CHAPTER 11 CASE
TXCO RESOURCES INC., et al.,	§	CASE NO. 09-51807
Debtors.	§	Jointly Administered
§

SECOND AMENDED PLAN OF REORGANIZATION FOR TXCO RESOURCES INC.,
ET AL., DEBTORS AND DEBTORS-IN-POSSESSION BASED ON
SALE OF THE DEBTORS’ ASSETS, AS MODIFIED

By:	/s/ Deborah D. Williamson
Deborah D. Williamson
State Bar No. 21617500
Patrick L. Huffstickler
State Bar No. 10199250
Thomas Rice
State Bar No. 24025613
Meghan Bishop
State Bar No. 24055176

COX SMITH MATTHEWS INCORPORATED
112 East Pecan Street, Suite 1800
San Antonio, Texas 78205
(210) 554-5500
(210) 226-8395 (Fax)

ATTORNEYS FOR THE DEBTORS AND
THE DEBTORS-IN-POSSESSION

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INTRODUCTION

TXCO Resources Inc. (“TXCO”), Eagle Pass Well Service, L.L.C. (“Eagle Pass”), TXCO Drilling Corp. (“Drilling”), Charro Energy, Inc. (“Charro”), Texas Tar Sands Inc. (“Tar Sands”), TXCO Energy Corp. (“Energy”), Output Acquisition Corp. (“Output”), OPEX Energy, LLC (“OPEX”), PPL Operating, Inc. (“PPL”), Maverick Gas Marketing, Ltd. (“Maverick Gas”), and Maverick-Dimmit Pipeline, Ltd. (“Maverick-Dimmit”) (collectively, the “Debtors” or “Companies”), Debtors and Debtors-in-Possession in the above-captioned jointly administered chapter 11 reorganization cases pending before the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the “Bankruptcy Court”), hereby propose the Second Amended Plan of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession based on Sale of the Debtors’ Assets (the “Plan”) for the resolution of the outstanding claims against and interests in the Debtors. The DIP Lenders, as defined herein, are co-proponents of this Plan.  Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.

Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, each of the Debtors expressly reserves its respective rights to alter, amend, modify, revoke or withdraw this Plan with respect to such Debtor, one or more times, prior to its substantial consummation.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS AND RULES OF INTERPRETATION		1

ARTICLE II ADMINISTRATIVE EXPENSES AND TAX PRIORITY CLAIMS		13
2.1.	Administrative Claims	13
2.2.	Priority Tax Claims	13

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		14
3.1.	Classification of Claims Against and Interest in the Debtors	14

ARTICLE IV IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN		15
4.1.	Unimpaired Classes of Claims.	15
4.2.	Impaired Classes of Claims and Interests.	15

ARTICLE V PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS		16
5.1.	Provisions For Treatment Of Claims And Interests	16

ARTICLE VI ACCEPTANCE OR REJECTION OF PLAN		23
6.1.	Classes Entitled to Vote	23
6.2.	Acceptance by Impaired Classes	23
6.3.	Presumed Acceptances by Unimpaired Classes	23
6.4.	Classes Previously Deemed to Reject Plan	23
6.5.	Summary of Classes Voting on the Plan	23
6.6.	Special Provision Regarding Unimpaired Claims	23
6.7.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	24

ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN		24
7.1.	Sale of Assets	24
7.2.	Substantive Consolidation	25
7.3.	Restructuring Transactions	26
7.4.	Corporate Existence	27
7.5.	Directors and Officers of Reorganized TXCO	28
7.6.	Corporate Action	28
7.7.	Revesting of Assets; Releases of Liens	28
7.8.	Cancellation of Interests	29
7.9.	Authority	29
7.10.	P&A Bonding	29
7.11.	Employee Benefits	30
7.12.	Exemption from Certain Transfer Taxes	30
7.13.	Preservation of Rights of Action; Settlement	31

ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER AGREEMENTS		32
8.1.	Assumption/Rejection	32
8.2.	Pass-Through	32
8.3.	Mineral Leases/Oil and Gas Leases	32

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8.4.	Seismic Agreements	33
8.5.	Assumed Executory Contracts and Unexpired Leases	33
8.6.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	34
8.7.	Assumed Contracts and Leases, and Contracts and Leases Entered Into After Petition Date	34
8.8.	Reservation of Rights	34
8.9.	Additional Cure Provisions	34
8.10.	Disputed Cure Reserve.	35
8.11.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	35
8.12.	Survival of Indemnification and Corporation Contribution	35

ARTICLE IX PROVISIONS GOVERNING DISTRIBUTIONS		35
9.1.	Distributions for Claims and Interests Allowed as of Effective Date	35
9.2.	Disbursements to Classes of Claims	36
9.3.	Record Date for Distributions	36
9.4.	Means of Cash Payment	36
9.5.	Delivery of Distributions	37
9.6.	Claims Paid or Payable by Third Parties	37
9.7.	Claims Payable by Third Parties	38
9.8.	Applicability of Insurance Policies	38
9.9.	Withholding and Reporting Requirements	38
9.10.	Expunging of Certain Claims	38

ARTICLE X PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS		38
10.1.	Objections to Claims	38
10.2.	Estimation of Claims	39
10.3.	Distributions Pending Allowance of Disputed Claim	39
10.4.	Disputed Claims Reserves.	39
10.5.	Distributions After Allowance	40
10.6.	General Unsecured Claims	40
10.7.	Compliance with Tax Requirements/Allocations	40

ARTICLE XI ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		41
11.1.	Professional Fee Claims	41
11.2.	Administrative Claims	41
11.3.	Administrative Ordinary Course Liabilities	42
11.4.	Administrative Tax Claims	42

ARTICLE XII LIQUIDATING TRUST AND DISBURSING AGENT		42
12.1.	Generally	42
12.2.	Establishment of the Liquidating Trust	42
12.3.	Purpose of the Liquidating Trust	43
12.4.	Appointment and Powers of the Trust Committee and Trustee	43
12.5.	Payment of the Expenses Incurred by the Liquidating Trust	45

12.6.	Exculpation; Indemnification	45
12.7.	Retention of Funds Prior to Distribution	46
12.8.	Distributions to Liquidating Trust Beneficiaries	46
12.9.	Representation of Trustee	46
12.10.	Termination of the Liquidating Trust	47
12.11.	Resignation of the Trustee	47
12.12.	Appointment and Powers of the Disbursing Agent	47
12.13.	Payment of the Expenses Incurred by the Disbursing Agent	48
12.14.	Exculpation; Indemnification of Disbursing Agent	48
12.15.	Retention of Funds Prior to Distribution by Disbursing Agent	49
12.16.	Distribution to Beneficiaries	49
12.17.	Representation of Disbursing Agent	50
12.18.	Termination of the Disbursing Agent	50
12.19.	Resignation of the Disbursing Agent	50

ARTICLE XIII CONFIRMATION AND CONSUMMATION OF THE PLAN		50
13.1.	Conditions Precedent to Confirmation	50
13.2.	Conditions Precedent to Effective Date	51
13.3.	Substantial Consummation	51
13.4.	Waiver of Conditions	52
13.5.	Revocation, Withdrawal, Non-Consummation	52

ARTICLE XIV EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		52
14.1.	Compromise and Settlement	52
14.2.	Satisfaction of Claims	53
14.3.	Exculpation and Limitation of Liability	53
14.4.	Good Faith	53
14.5.	Discharge of Liabilities	54
14.6.	Discharge of the Debtors	54
14.7.	Permanent Injunction	55
14.8.	Releases by the Debtors, Reorganized TXCO and their Estates	55
14.9.	Releases by Holders of Claims and Interests	56
14.10.	Setoffs	57
14.11.	Recoupment	57
14.12.	Release of Liens	57
14.13.	Satisfaction of Subordination Rights	58

ARTICLE XV RETENTION OF JURISDICTION		58

ARTICLE XVI MISCELLANEOUS PROVISIONS		59
16.1.	Amendments and Modification	59
16.2.	Payment of Statutory Fees	59
16.3.	Binding Effect	59
16.4.	Term of Injunctions or Stay	60
16.5.	Dissolution of Committee	60
16.6.	No Admissions	60
16.7.	Governing Law	60

16.8.	Subordination	60
16.9.	Plan Supplement	60
16.10.	Notices	61
16.11.	Severability of Plan Provision	63
16.12.	U.S. Trustee Fees	63
16.13.	Default under the Plan	63

PLAN SUPPLEMENT DOCUMENTS

1.             Amended and restated Certificate of Incorporation of Reorganized TXCO Resources Inc.
2.             By-laws of Reorganized TXCO Resources Inc.

PLAN SCHEDULES

Plan Schedule I:	Board of Directors of Reorganized TXCO

Plan Schedule II:	Officers of Reorganized TXCO

Plan Schedule III:	Retained Causes of Action

Plan Schedule IV:	Rejected Executory Contracts and Unexpired Leases

Plan Schedule V:	Assumed Executory Contracts and Unexpired Leases

Plan Schedule VI:	Oil and Gas Leases

Plan Schedule VII:	Liquidating Trust Agreement

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ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION

A.	Definitions.

For purposes of this Plan, except as otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meaning set forth below.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or Bankruptcy Rules, will have the meaning given to the term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1.         “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors (including wages, salaries, and commissions for services rendered after the Petition Date), (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under Chapter 123 of title 28 of the United States Code, and (d) DIP Lender Claims to the extent not already paid or satisfied under the terms of the operative Plan.

1.2.         “Administrative Claims Bar Date” means, except as modified by Section 11.1 of the Plan, the deadline for filing proofs of Administrative Claims which shall be forty-five (45) days after the date on which the Debtors mail written notice of the occurrence of the Effective Date.

1.3.         “Administrative Tax Claim” means an Unsecured Claim by a governmental unit for taxes (and for interest or penalties related to such taxes) for any tax year or period, all or a portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date.

1.4.         “Affiliate Debtors” means all the Debtors, other than TXCO Resources Inc.

1.5.         “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

1.6.         “Allowed Claim” means a Claim or any portion thereof:

(a)           if no proof of Claim has been timely filed, such amount of the Claim or group of Claims which has been scheduled by TXCO as liquidated in amount and not disputed or contingent and as to which no objection has been filed by an Interested Party within the time required under this Plan, or otherwise fixed by the Bankruptcy Court, and which Claim is not disallowed under section 502(d) or (e) of the Bankruptcy Code; or

(b)           if a proof of Claim has been filed by the Claims Bar Date, or is deemed timely filed by the Bankruptcy Court pursuant to Final Order, such amount of the Claim as to which any party in interest has not filed an objection within the time required under this Plan or otherwise fixed by the Bankruptcy Court and which Claim is not disallowed under section 502(d) or (e) of the Bankruptcy Code; or

(c)           that has been allowed by a Final Order of the Bankruptcy Court; or

(d)           that is expressly allowed in a liquidated amount in this Plan.

1.7.         “Allowed Class … Claim” means an Allowed Claim in the particular Class described.

1.8.         “Allowed Class 11B Claim” means the Allowed Claim held by the Non-Redeeming Preferred Shareholders.

1.9.         “Allowed Interest” means, with respect to any Interest, an Interest held by a party who was listed as a shareholder of record with TXCO on the Distribution Record Date or as allowed by Final Order of the Bankruptcy Court in response to the Notice of Holders of Interest in Class 11B and Class 12.

1.10.      “Anadarko” means Anadarko E&P Company LP.

1.11.      “Assets” means all assets of the Estates as of the Effective Date including “property of the estate” as described in section 541 of the Bankruptcy Code.

1.12.      “Avoidance Actions” means Causes of Action arising under sections 502, 510, 541, 542, 543, 544, 545, 547 through 551 or 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Causes of Action.

1.13.      “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., including all amendments thereto, to the extent such amendments are applicable to the Case.

1.14.      “Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Texas, San Antonio Division.

1.15.      “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended and applicable to the Cases.

1.16.      “Bar Date” means the deadline for filing proofs of claim established by the Notice of Bankruptcy as September 22, 2009, and any supplemental bar dates established by the Bankruptcy Court pursuant to a Final Order, except as otherwise provided in Section 8.11.

1.17.      “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.18.      “Capital Well Service” means Capital Well Service, LLC.

1.19.      “Cases” means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by TXCO, Eagle Pass, Drilling, Charro, Tar Sands, Energy, Output, OPEX, PPL, Maverick Gas, and Maverick-Dimmit on or about May 17, 2009, pending in the Bankruptcy Court and jointly administered under Case No. 09-51807.

1.20.      “Cash” means cash or cash equivalents including, but not limited to, bank deposits, checks or other similar items.

1.21.      “Causes of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether know, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Actions unless otherwise waived by the Debtors or Reorganized TXCO.

1.22.      “Chapter 11 Case” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

1.23.      “Claim” means a claim against one of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.24.      “Claims Objection Deadline” means as applicable (except for Administrative Claims) (a) the day that is the later of (i) the first Business Day that is ninety (90) days after the Effective Date, and (ii) as to proofs of claim filed after the Bar Date, excluding those filed under Section 8.11, the first Business Day that is ninety (90) days after a Final Order is entered deeming the late filed claim to be treated as timely filed, or (b) such later date as may be established by the Bankruptcy Court as may be requested by Reorganized TXCO.

1.25.      “Class” means a category of holders of Claims or Interests as described in Article III of this Plan.

1.26.      “Class 11B Shareholders Attorneys Fee Claim” means the lesser of (i) reasonable attorneys’ fees as allowed by the Court or approved by the Trustee or (ii) $75,000.00.

1.27.      “Closing Date” means a date after the Confirmation Date by which the Debtors and the Purchasers will close on the transactions set forth in the PSA, which shall be no later than February 28, 2010, unless such condition is waived or extended in accordance with Section 13.4 herein.

1.28.      “Collateral” means any property or interest in property of the Estates that is subject to a valid and enforceable lien to secure a Claim.

1.29.      “Committee” means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.30.      “Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.31.      “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan; as such hearing may be adjourned or continued from time to time.

1.32.      “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.33.      “Cure” means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the Debtors, the Purchasers and the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations required to be paid as a condition to the assumption of such agreement pursuant to the provisions of section 365 of the Bankruptcy Code, without interest, or such other amount as may be agreed upon by the Debtors, the Purchasers and the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.34.      “Debtors” means, collectively, TXCO Resources Inc. and the Affiliate Debtors.

1.35.      “Debtors’ Adversary Proceeding” means (i) that certain Complaint and Request for Declaratory Judgment filed by TXCO Resources Inc., et al, as plaintiffs, against Bank of Montreal, et al, as defendants, and pending in the Bankruptcy Court as Adversary Proceeding No. 09-5077, and (ii) any complaints filed by intervening parties in connection therewith.

1.36.      “DIP Lenders” means those entities identified as “Lenders” in the DIP Loan and their successors and assigns.

1.37.      “DIP Loan” means the Debtor-In-Possession Credit Agreement, dated as of June 15, 2009 by and among TXCO, and the Affiliate Debtors as Borrowers, the DIP Lenders as identified therein, as the Lenders, and the DIP Loan Agent.

1.38.      “DIP Loan Agent” means BD Funding I, LLC, in its capacity as administrative agent under the DIP Loan.

1.39.      “Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order or pursuant to a settlement, or (b)(i) is Scheduled at zero or as contingent, disputed or unliquidated and (ii) as to which a Bar Date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.40.      “Disbursing Agent” shall mean the party who is responsible for, inter alia, paying Claims and disbursing funds from the Sale Proceeds Account.

1.41.      “Disclosure Statement” means the written disclosure statement (including all schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified or supplemented from time to time.

1.42.      “Disputed Claim” means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or as contingent, unliquidated or disputed or (b) are the subject of a pending objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.43.      “Disputed Claims Reserves” means, as applicable, one or more reserves of Cash for Distribution to holders of Allowed Claims to be reserved pending allowance of Disputed Claims in accordance with Article X of the Plan.

1.44.      “Disputed Cure Reserve” means, as applicable, a reserve of Cash for Distribution to parties whose Cure amount is disputed, to be reserved pending a determination of the amount of the Cure in accordance with Article VIII of the Plan.

1.45.      “Distribution” means any transfer under this Plan of Cash or other property or instruments.

1.46.      “Distribution Date” means the date, as determined by Reorganized TXCO, upon which Distributions are made to holders of Allowed Claims entitled to receive Distributions under the Plan.  Such date shall be thirty (30) days after the later of either: (a) the Claims Objection Deadline or (b) a Final Order on a Disputed Claim.

1.47.      “Distribution Record Date” means the record date for purposes of making Distributions under the Plan on account of Allowed Claims or Interests, which shall be the same as the Effective Date.

1.48.      “Effective Date” means the same Business Day as the Closing Date.

1.49.      “EnCana” means EnCana Oil & Gas (USA) Inc.

1.50.      “Estates” means the bankruptcy estates of the Debtors as created under section 541 of the Bankruptcy Code.

1.51.      “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

1.52.      “Excluded Assets” means those assets of the Debtors that are not sold to the Purchasers pursuant to the PSA.

1.53.      “Exhibit” means an exhibit annexed to either the Plan or as an appendix to the Disclosure Statement.

1.54.      “Final Order” means an order, decree or judgment of the Bankruptcy Court, the operation or effect of which has not been reversed, stayed, modified or amended, and as to which order, decree or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has been taken or is pending.

1.55.      “Fraud” means a demonstration of actual fraud that requires a specific demonstration of a misrepresentation of a material fact with the intention to deceive, manipulate, defraud or induce action or inaction, where there is actual reliance on the misrepresentation by a person who, as a result of such reliance, suffers actual injury.

1.56.      “General Unsecured Claim” means a Claim, however arising, including from the rejection of an executory contract or an unexpired lease, which is not an Administrative Claim, DIP Loan Secured Claim, Priority Tax Claim, Administrative Tax Claim, Priority Non-Tax Claim, Secured Claim of a Junior Mineral Lien Claimant or Senior Mineral Lien Claimant, Secured Claim of Revolver Lenders, Secured Claim of Term Loan Lenders, Other Secured Claim or Secured Tax Claim.

1.57.      “Governance Documents” means any and all documents related to corporate governance of Reorganized TXCO, including but not limited to, its certificate of incorporation, corporate bylaws and other organizational documents.

1.58.      “Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.59.      “Indemnification Reserve” means a reserve established by the Trustee from the Liquidating Trust Assets to satisfy any obligations that the Debtors may have under Section 11.3 of the PSA to indemnify the Purchasers.

1.60.      “Initial Payment” shall be the amount of $1,000,000 plus the Class 11B Shareholders Attorneys Fee Claim which is to be paid to the Non-Redeeming Preferred Shareholders on account of the Non-Redeeming Shareholders Claim within thirty (30) days of the Effective Date.

1.61.      “Intercompany Claim” means any Claim arising prior to the Petition Date against a Debtor by another Debtor, excluding any Claim that Drilling may have against TXCO.

1.62.      “Interest” means the right of any current or former holder or owner of any shares of TXCO Common Stock or TXCO Preferred Stock, or any other equity securities as defined in the Bankruptcy Code of any of the Debtors authorized and issued prior to the Petition Date.

1.63.      “Interested Party” means only Reorganized TXCO, Anadarko, Newfield, the Trustee and the Disbursing Agent, whereby after the Effective Date, no other party shall have standing to object to any Claim or Interest.

1.64.      “IRS” means the Internal Revenue Service of the United States of America.

1.65.      “JIB” means Joint Interest Billing, which is the method for splitting the cost of drilling and operating a well between the working interest owners.

1.66.      “JIB Obligor” means a Person that owes an Unpaid JIB.

1.67.      “JIB Payment” means the pro rata payment to be made by the Debtors to a Mineral Subcontractor within 45 days of the Debtors receipt of an Unpaid JIB associated with a particular well.

1.68.      “Junior Mineral Lien” means a lien claimed pursuant to Chapter 56 of the Texas Property Code by a mineral contractor or Mineral Subcontractor for unpaid labor, material or services upon property that the Revolver Lenders and Term Loan Lenders held perfected liens as of the Petition Date.

1.69.      “Junior Mineral Lien Claimant” means the holder of a Junior Mineral Lien upon property that the Revolver Lenders and Term Loan Lenders held perfected liens as of the Petition Date.

1.70.      “Liquidating Trust” means that certain trust that may be created pursuant to this Plan to be administered by the Trustee as set forth in Article XII.

1.71.      “Liquidating Trust Agreement” means that certain Liquidating Trust Agreement that is to govern the Liquidating Trust, in substantially the form of such document included in the Plan Supplement, pursuant to which, among other things, the Liquidating Trust Assets shall be initially conveyed to the Liquidating Trust and shall ultimately govern Distributions to holders of the beneficial interests in the Liquidating Trust, as set forth in, and in a manner consistent with the terms of, this Plan.

1.72.      “Liquidating Trust Assets” means (i) the Excluded Assets, (ii) the assets of investments, if any, hereafter acquired by the Liquidating Trust, (iii) the Retained Causes of Action, and (iv) the proceeds of each of the foregoing, including, without limitation, any interest earned thereon, less any assets distributed or Trust Administrative Expenses incurred by the Trustee.

1.73.      “Mineral Subcontractor” means as defined in Texas Property Code § 56.001(4), a Person who (a) furnishes or hauls material, machinery, or supplies used in mineral activities under contract with a mineral contractor or subcontractor; (b) performs labor used in mineral activities under contract with a mineral contractor; or (c) performs labor used in mineral activities as an artisan or day laborer employed by a subcontractor.

1.74.      “Mortgaged Properties” means those properties of the Debtors subject to liens securing the debt owed under the Revolver Loan, the Term Loan and, to the extent applicable, amounts owed to Junior Mineral Lien Claimants.

1.75.      “Mortgaged Property Debt” means the full amount owed on the Revolver Loan, the Term Loan, and, to the extent applicable, the claims held by Junior Mineral Lien Claimants.

1.76.      “New Common Stock” means shares of common stock of Reorganized TXCO authorized under Section 7.3(a) of the Plan and under the amended Governance Documents of Reorganized TXCO.

1.77.      “New Subsidiary Common Stock” means shares of common stock of an Affiliate Debtor authorized under Section 7.3(a) of the Plan and under the amended Governance Documents of such Affiliate Debtor.

1.78.      “Newfield” means Newfield Exploration Company.

1.79.      “Newmex” means Newmex Energy (USA) Inc. and its affiliates, including Pearl Exploration and Production Ltd., Pearl E&P Canada Ltd., Pearl Exploration and Production USA Ltd., Pearl Montana Exploration and Production Ltd., Valkyries Texas Corp. and Valkyries Texas Gas Ltd.

1.80.      “Non-Mortgaged Property” means property of the Debtors that the Revolver Lenders and Term Loan Lenders do not hold perfected liens as of the Petition Date.

1.81.      “Non-Redeeming Preferred Shareholders” means O’Connor Global Multi-Strategy Alpha Master Limited, O’Connor Global Convertible Arbitrage II Master Limited and O’Connor PIPES Corporate Strategies Master Limited which are all of the members of Class 11B.

1.82.      “Non-Redeeming Preferred Shareholders Claim” means $7,500,000 plus the Class 11B Shareholders Attorneys Fee Claim.  For the avoidance of doubt, in no event shall the Non-Redeeming Preferred Shareholders Claim exceed $7,575,000.00.

1.83.      “Notice of Bankruptcy” means the Notice of Chapter 11 Bankruptcy, Meeting of Creditors, & Deadlines that was filed by the Debtors on June 1, 2009.

1.84.      “Operational Plan” means that certain Plan of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession based on Continued Operations by Reorganized TXCO, which the Debtors will request to confirm if the Sale Plan is not confirmed or closing does not occur as set forth in the Sale Plan.

1.85.      “Other Secured Claim” means a Secured Claim not otherwise classified under the Plan.

1.86.      “Person” means an individual, partnership, corporation, association, joint stock company, joint venture, estate, trust, unincorporated organization, limited liability company, limited liability partnership, or other entity.

1.87.      “Petition Date” means, as applicable, (i) May 17, 2009 with respect to those Debtors filing their voluntary petitions for relief in the Bankruptcy Court on such date, or (ii) May 18, 2009 with respect to those Debtors filing their voluntary petitions for relief in the Bankruptcy Court on such date.

1.88.      “Plan” means this chapter 11 plan of reorganization for the Debtors as herein proposed, including all supplements, appendices and schedules thereto, either in its present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code.

1.89.      “Plan Rate” means interest at a rate of five (5%) percent per annum.

1.90.      “Plan Schedule” means a schedule annexed either to this Plan or as an appendix to the Disclosure Statement, as the same may be altered, amended or modified from time to time.

1.91.      “Plan Supplement” means the supplement to the Plan containing the forms of Amended and restated Certificate of Incorporation of Reorganized TXCO Resources Inc. and By-laws of Reorganized TXCO Resources Inc. and any other Plan Schedules filed in connection with the Plan.

1.92.      “Plan Supplement Filing Date” means the date by which the Plan Supplement, and any Exhibits or Plan Schedules not filed with the Plan, shall be filed with the Bankruptcy Court, which date shall be at least five (5) days prior to the Voting Deadline or such later date as set by the Bankruptcy Court.

1.93.      “Post-Petition Interest” means interest on the principal amount of an Allowed Claim from May 17, 2009 to and including five (5) business days immediately prior to the date a Distribution is made on account of such Allowed Claim, and after the Effective Date, interest on any unpaid portion of such Allowed Claim and any unpaid post-petition interest.  This definition will not apply to Distributions made to holders of Claims in Classes 1, 3, and 4.

1.94.      “Priority Non-Tax Claim” means a Claim, other than an Administrative Claim or Priority Tax Claim, which is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

1.95.      “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.96.      “Professional” means any professional employed in the Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code.

1.97.      “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional for services rendered or expenses incurred in the Cases on or prior to the Effective Date (including expenses of the members of the Committee incurred as members of the Committee in discharge of their duties as such).

1.98.      “Professional Fee Order” means the order entered by the Bankruptcy Court on May 20, 2009, authorizing the interim payment of Professional Fee Claims, as may be amended from time to time prior to the entry on the docket of the Confirmation Order.

1.99.      “PSA” means that certain Purchase and Sale Agreement dated January 11, 2010 by and between the Debtors, as sellers, and Newfield and Anadarko, as purchasers.

1.100.    “PSA Assets” means any Assets sold to the Purchasers under the PSA, and also includes any and all rights and interests of the Sellers in and to the confidentiality agreements assigned under the PSA and all rights relating to claims, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment in connection with such confidentiality agreements, whether arising or relating to any period prior to or after the Effective Time (as set forth in the PSA),  and shall also include any Assets that are retained by Reorganized TXCO directly or indirectly for the benefit of the Purchasers.

1.101.    “Purchasers” means Anadarko and Newfield, jointly and severally, as counterparties to the PSA and each individually as a Purchaser to the extent a particular Asset is transferred solely to either Newfield or Anadarko.

1.102.    “Released Parties” means (i) all former and current directors, officers and employees of each of the Debtors, (ii) the Committee and each member of the Committee in its representative capacity, (iii) Restructuring Professionals, (iv) the DIP Loan Agent and DIP lenders, (v) the Revolver Lenders and the Revolver Loan Agent, and (vi) the Term Loan Lenders and the Term Loan Agent, and, with respect to each of the foregoing, such Person’s respective officers, directors, partners, members, employees, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives retained by such Person.

1.103.    “Reorganized TXCO” means Reorganized TXCO Resources Inc., following substantive consolidation of all Debtors other than TXCO Drilling, Inc., as reorganized as a Delaware corporation, pursuant to this Plan on or after the Effective Date.

1.104.    “Restructuring Professionals” means, collectively, Administar Services Group LLC, Cox Smith Matthews Incorporated, DeGolyer and MacNaughton, FTI Consulting, Inc., Fulbright & Jaworski, L.L.P., Gardere Wynne Sewell LLP, Global Hunter Securities LLC, Grant Thornton LLP, KPMG LLP, Lonquist & Co. LLC, William M. Cobb & Associates, Inc. and their respective Affiliates, members, partners, shareholders, officers, directors and employees.

1.105.    “Retained Causes of Action” means all Causes of Action which any Debtor may hold against any Person, other than (i) any Causes of Action against a Released Party, and (ii) any Causes of Action which are PSA Assets.

1.106.    “Revolver Lender” means those entities identified as “Lenders” in the Revolver Loan and their successors and assigns.

1.107.    “Revolver Loan” means that certain Amended and Restated Credit Agreement dated April 2, 2007 by and between TXCO, Output, Energy, and Tar Sands, as Borrowers and the Revolver Lenders as identified therein, as Lenders, and the Revolver Loan Agent, including any subsequent amendments thereto.

1.108.    “Revolver Loan Agent” means Bank of Montreal, in its capacity as administrative agent under the Revolver Loan.

1.109.    “St. Mary” means St. Mary Land and Exploration Company.

1.110.    “Sale Proceeds” means the amounts received by the Debtors in connection with the sale of Assets under the PSA.

1.111.    “Sale Proceeds Account” means a segregated account to which the Debtors will deposit the Sale Proceeds following payment of the DIP Loan, the Revolver Loan and the Term Loan and establishing the Administrative Claims Reserve and whereby the Disbursing Agent shall be authorized to pay all Allowed Claims.  Under no circumstances will the Sale Proceeds Account become a Liquidating Trust Asset.

1.112.    “Scheduled” means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

1.113.    “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Cases by the Debtors, as such schedules have been or may be further modified, amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or Orders of the Bankruptcy Court.

1.114.    “Secured Claim” means a Claim that is secured by a security interest in or lien upon property in which the Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.115.    “Secured Tax Claim” means a Secured Claim owing to a taxing authority.

1.116.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.

1.117.    “Seismic Agreements” means any and all agreements and/or data that the Debtors own or have an interest in related to the interpretation of the composition, fluid content, extent and geometry of rocks in the subsurface, including, but not limited to those agreements set forth in Plan Schedule V(C).

1.118.    “Senior Mineral Lien” means a lien claimed pursuant to Chapter 56 of the Texas Property Code by a mineral contractor or Mineral Subcontractor for unpaid labor, material or services upon property that the Revolver Lenders and Term Loan Lenders do not hold perfected liens as of the Petition Date.

1.119.    “Senior Mineral Lien Claimant” means the holder of a Secured Claim against the Debtors upon property that the Revolver Lenders and Term Loan Lenders do not hold perfected liens as of the Petition Date.

1.120.    “Solicitation Order” means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

1.121.    “Substantial Contribution Claim” means a Claim under section 503(b)(3-4) of the Bankruptcy Code and in accordance with applicable bankruptcy law.

1.122.    “Tax Reserve” means, as applicable, one or more reserves of Cash for distribution to holders of Allowed Tax Claims to be reserved pending allowance of Disputed Claims in accordance with Article X of the Plan.

1.123.    “Term Loan” means that certain Amended and Restated Term Loan Agreement dated April 2, 2007 by and between TXCO, Output, Energy, and Tar Sands, as Borrowers and the Term Loan Lenders as identified therein, as Lenders, and the Term Loan Agent, including any subsequent amendments thereto.

1.124.    “Term Loan Agent” means Bank of Montreal, in its capacity as administrative agent under the Term Loan or such other Person as appointed by the Term Loan Lenders to act as successor administrative agent.

1.125.    “Term Loan Lender” means those entities identified as “Lenders” in the Term Loan and their successors and assigns.

1.126.    “Trust Committee” means the advisory committee established pursuant to Article IX of the Liquidating Trust.

1.127.    “Trustee” means the trustee of the Liquidating Trust.

1.128.    “Unclaimed Property” means any funds or property distributed to Creditors (together with any interest earned thereon) which are unclaimed as of one hundred eighty (180) days after a Distribution.  Unclaimed Property will include, without limitation, Cash and any other property which is to be distributed pursuant to this Plan which has been returned as undeliverable without a proper forwarding address, or which was not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

1.129.    “Unimpaired Claim” means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.130.    “Unpaid JIB” means a JIB payment owed to the Debtors that was outstanding as of the Petition Date and remains unpaid as of the Confirmation Hearing or has been collected by the Debtors post petition and placed in a segregated account.

1.131.    “Unsecured Claim” means any Claim to the extent such Claim is not a Secured Claim.

1.132.    “U.S. Trustee” means the Office of the United States Trustee, or a representative thereof.

1.133.    “Voting Deadline” means January 19, 2010, as the last day and time for submitting ballots to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code as specified in the Solicitation Order.

1.134.    “Voting Record Deadline” means the date and time established by the Bankruptcy Court in the Solicitation Order for determining those holders of Claims against the Debtors entitled to vote on the Plan.

Rules of Interpretation, Computation of Time and Governing Law

B.	Rules of Interpretation.

For purposes of this Plan:  a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such agreement or document will be substantially in such form or substantially on such terms and conditions; c) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; d) unless otherwise specified, all references in this Plan to sections, articles and exhibits are references to sections, articles and exhibits of or to this Plan; e) the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; f) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of this Plan; g) “after notice and a hearing,” or a similar phrase has the meaning ascribed in Bankruptcy Code § 102; h) “includes” and “including” are not limiting; i) “may not” is prohibitive, and not permissive; j) “or” is not exclusive; and k) U.S. Trustee includes a designee of the U.S. Trustee.

C.	Computation of Time.

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II
ADMINISTRATIVE EXPENSES AND TAX PRIORITY CLAIMS

2.1.         Administrative Claims

Subject to the provisions of Article XI of this Plan, on, or as soon as reasonably practicable thereafter, the later of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement, the holder of each Allowed Administrative Claim shall receive in full satisfaction, release, settlement and discharge of such Allowed Administrative Claim:  (a) Cash equal to the unpaid portion of such Allowed Administrative Claim; or (b) in accordance with the terms of any written agreement regarding such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during these Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

2.2.         Priority Tax Claims

On, or as soon as reasonably practicable thereafter, the later of (a) the Effective Date or (b) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Disbursing Agent and Purchasers, (i) Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such different treatment agreed to in writing.  To the extent the Debtors elect under section 1129(a)(9)(C) of the Bankruptcy Code to make regular installment payments in Cash, the holder of an Allowed Priority Tax Claim will receive quarterly payments on the last day of each quarter, of principal and interest, at an interest rate of six and one-half (6½ %) percent per annum with the final payment due on or before May 17, 2014.  The first installment will be made at the end of the first full quarter after the Effective Date.

ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors.  All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes as set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II above.

A Claim or Interest is placed in a particular Class only to the extent the Claim or Interest falls within the description of that Class and classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class only for the purpose of voting on, and receiving distributions pursuant to, the Plan to the extent such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

3.1.           Classification of Claims Against and Interest in the Debtors

(a)	Class 1.	Class 1 consists of the Allowed DIP Loan Secured Claim.

(b)	Class 2.	Class 2 consists of the Allowed Secured Claims of Senior Mineral Lien Claimants.

(c)	Class 3.	Class 3 consists of the Allowed Secured Claims of Revolver Lenders.

(d)	Class 4.	Class 4 consists of the Allowed Secured Claims of the Term Loan Lenders.

(e)	Class 5.	Class 5 consists of the Allowed Secured Claims of Junior Mineral Lien Claimants.

(f)	Class 6.	Class 6 consists of the Allowed Secured Tax Claims.

(g)	Class 7.	Class 7 consists of the Allowed Priority Non-Tax Claims.

(h)	Class 8.	Class 8 consists of the Allowed General Unsecured Claims.

(i)	Class 9.	Omitted

(j)	Class 10.	Class 10 consists of the Allowed Intercompany Claims.

(k)	Class 11.	Class 11 consists of the Allowed Preferred Stock Interests.

(l)	Class 12.	Class 12 consists of the Allowed Common Stock Interests.

(m)	Class 13.	Class 13 consists of Allowed Other Secured Claims.

ARTICLE IV
IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

4.1.         Unimpaired Classes of Claims.

The Classes listed below are Unimpaired by the Plan:

Class 1 (Allowed DIP Loan Secured Claim)
Class 3 (Allowed Secured Claims of Revolver Lenders)
Class 4 (Allowed Secured Claims of the Term Loan Lenders)
Class 6 (Allowed Secured Tax Claims)
Class 7 (Allowed Priority Non-Tax Claims)
Class 13 (Allowed Other Secured Claims)

4.2.         Impaired Classes of Claims and Interests.

At the time the Bankruptcy Court entered the order approving the Disclosure Statement, the Classes listed below were Impaired by the Plan; however, the PSA and the Plan now provides for improved treatment for each of these Classes, such that they may not be impaired on the date of the Confirmation Hearing:

Class 2 (Allowed Secured Claims of holders of Senior Mineral Liens)
Class 5 (Allowed Secured Claims of holders of Junior Mineral Liens)
Class 8 (Allowed General Unsecured Claims)
Class 9 Omitted
Class 10 (Allowed Intercompany Claims)
Class 11 (Allowed Preferred Stock Interests)
Class 12 (Allowed Common Stock Interests)

ARTICLE V
PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

5.1.         Provisions For Treatment Of Claims And Interests

After the Effective Date, only the Interested Parties will have standing to object to the allowance of any Claim or Interest.

(a)           Class 1 Allowed DIP Loan Secured Claim.  Notwithstanding any other term or provisions of this Plan to the contrary, the DIP Loan Secured Claim shall be allowed in full in the unpaid principal balance then outstanding on the Closing Date, together with accrued and unpaid contractual interest, fees and expenses through the Closing Date.  On the Closing Date, the Debtors will transfer to the DIP Loan Agent from their Cash, the funds necessary to satisfy in full the DIP Loan, including any and all accrued interest at the contractual rate and charges.  In addition, on the Closing Date, the Debtors will pay all fees and all attorneys’ fees and expenses unless the Debtors or the Committee dispute the reasonableness of such fees and expenses prior to the Confirmation Hearing.  If there is a dispute with regard to such fees and expenses, the Debtors shall pay on the Closing Date such amount as ordered by the Bankruptcy Court at the Confirmation Hearing.  All payments made under this Section 5.1(a) shall be final and irrevocable.

(b)           Class 2 Allowed Secured Claims of Senior Mineral Lien Claimants.  Each Senior Mineral Lien Claimant must execute and return to Reorganized TXCO, a full, complete and recordable release, in the form provided by the Debtors, of any and all liens asserted against property of the Debtors, any third-party counterparty of the Debtors, including, but not limited to Anadarko, St. Mary, EnCana, Newmex, Capital Well Service, and any other JIB Obligor, to the extent applicable.  Senior Mineral Lien Claimants shall cooperate with the Debtors in the preparation of the applicable release by providing such information or documentation as reasonably requested by the Debtors, so as to allow Debtors to appropriately prepare such release.  To the extent a Senior Mineral Lien Claimant does not return a release within thirty (30) days from the date that the Debtors and/or Reorganized TXCO provide the release, Reorganized TXCO and the Purchasers shall be authorized, but not obligated, to execute and file the release on behalf of such Senior Mineral Lien Claimant.  Reorganized TXCO shall retain each release until such time as the Disbursing Agent is able to distribute to such Senior Mineral Lien Claimant the principal amount of their Allowed Claim plus Post-Petition Interest at the Plan Rate, which shall be no earlier than the Effective Date, and only upon Distribution shall each release be recorded by Reorganized TXCO.  Each Senior Mineral Lien Claimant will receive on account of its Allowed Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, either (i) Cash in an amount equal to the principal amount of such Allowed Secured Claim, plus any reasonable attorneys’ fees, but only to the extent allowed by the Bankruptcy Court under applicable law and Post-Petition Interest at the Plan Rate on such Allowed Claim, determined as set forth below or (ii) such different treatment as to which such holder and the Debtors, the Trustee or Reorganized TXCO, as applicable, will have agreed upon in writing.

Treatment

1.
Application of JIBs – All Senior Mineral Lien Claimants that hold Allowed Claims on leases as either a mineral contractor or mineral subcontractor (as such terms are defined in Tex. Prop. Code § 56.001(4)) for a particular well will receive a JIB Payment.  Immediately upon payment of an Unpaid JIB to the Debtors or Reorganized TXCO, the JIB Obligor will be deemed released of any and all claims and/or liens held or asserted by any Mineral Subcontractor including, without limitation, any claims under Texas Property Code § 56.043 or any other section of the Texas Property Code.  The Plan reserves the right to satisfy the JIB Payment from the Sale Proceeds and upon receipt of the Unpaid JIB, such amounts will be deposited into the Sale Proceeds Account.

2.
Post-Petition Interest and Payment in Full Plus Interest – Except as established pursuant to the procedure set forth herein, Post-Petition Interest on Class 2 Allowed Secured Claims of Senior Mineral Lien Claimants shall be calculated at the Plan Rate.  Any Senior Mineral Lien Claimant seeking (a) payment of Post-Petition Interest on such holder’s Claim at a rate other than the Plan Rate and/or (b) reimbursement of attorneys’ fees and other costs and expenses associated with such holder’s Claim (or both) shall file a motion seeking such relief within thirty (30) days after the Effective Date. Any such motion must include all of the documentation upon which the Claimant relies including, but not limited to, any contract with the Debtors and invoices reflecting attorneys’ fees and costs actually incurred, to establish the Claimant’s entitlement to (a) Post-Petition Interest at a rate other than the Plan Rate and (b) attorneys’ fees and other costs and expenses. THE INCLUSION OF THE ENTITLEMENT TO THESE TYPES OF CLAIMS IN PROOFS OF CLAIM PREVIOUSLY FILED SHALL ONLY BE SUFFICIENT TO ESTABLISH SUCH CLAIMS WITHOUT A SUPPLEMENTAL FILING IF THE PROOF OF CLAIM STATES ON ITS FACE THE RATE OF INTEREST AND ACTUAL AMOUNT OF ATTORNEYS’ FEES.  If the Proof of Claim does not state on its face the rate of interest and actual amount of attorneys’ fees that accrued pre-petition, such amount shall be included in the amount set forth in the motion.  Interested Parties shall have thirty (30) days from receipt of any such motion to file a response to the motion, which will also include any objection that the Interested Party has to the principal amount of such Claim.

(c)           Class 3 Allowed Secured Claims of the Revolver Lenders. The Class 3 Claims shall be Allowed in full in the unpaid principal balance then outstanding on the Closing Date, together with accrued and unpaid contractual interest, fees and expenses through the Closing Date.  On the Closing Date, the Debtors will transfer to the Revolver Loan Agent from their Cash, the funds necessary to satisfy in full the Revolver Loan, including any and all accrued interest at the contractual rate and charges.  In addition, on the Closing Date, the Debtors will pay all fees and all attorneys’ fees and expenses unless the Debtors or the Committee dispute the reasonableness of such fees and expenses prior to the Confirmation Hearing.  If there is a dispute with regard to such fees and expenses, the Debtors shall pay on the Closing Date such amount as ordered by the Bankruptcy Court at the Confirmation Hearing.  All payments made under this Section 5.1(c) shall be final and irrevocable.

(d)           Class 4 Allowed Secured Claims of the Term Loan Lenders.  The Class 4 Claims shall be Allowed in full in the unpaid principal balance then outstanding on the Closing Date, together with accrued and unpaid contractual interest, fees and expenses through the Closing Date.  On the Closing Date, the Debtors will transfer to each of the Term Lenders from their Cash, the funds necessary to satisfy in full the Term Loan, including any and all accrued interest at the contractual rate and charges.  In addition, on the Closing Date, the Debtors will pay all fees and all attorneys’ fees and expenses unless the Debtors or the Committee dispute the reasonableness of such fees and expenses prior to the Confirmation Hearing.  If there is a dispute with regard to such fees and expenses, the Debtors shall pay on the Closing Date such amount as ordered by the Bankruptcy Court at the Confirmation Hearing.  All payments made under this Section 5.1(d) shall be final and irrevocable.

(e)           Class 5 Allowed Secured Claims of Junior Mineral Lien Claimant.  Each Junior Mineral Lien Claimant must execute and return to Reorganized TXCO, a full, complete and recordable release, in the form provided by the Debtors, of any and all liens asserted against property of the Debtors, any third-party counterparty of the Debtors, including, but not limited to Anadarko, St. Mary, EnCana, Newmex, Capital Well Service, and any other JIB Obligor, to the extent applicable.  Junior Mineral Lien Claimants shall cooperate with the Debtors in the preparation of the applicable release by providing such information or documentation as reasonably requested by the Debtors, so as to allow Debtors to appropriately prepare such release.  To the extent a Junior Mineral Lien Claimant does not return a release within thirty (30) days from the date that the Debtors and/or Reorganized TXCO provide the release, Reorganized TXCO and the Purchasers shall be authorized, but not obligated, to execute and file the release on behalf of such Junior Mineral Lien Claimant.  Reorganized TXCO shall retain each release until such time as the Disbursing Agent is able to distribute to such Junior Mineral Lien Claimant the principal amount of their Allowed Claim plus Post-Petition Interest at the Plan Rate, which shall be no earlier than the Effective Date, and only upon Distribution shall each release be recorded by the Reorganized Debtors.  Each Junior Mineral Lien Claimant will receive on account of its Allowed Secured Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, either (i) Cash in an amount equal to the principal amount of such Allowed Secured Claim, plus any reasonable attorneys’ fees, but only to the extent allowed by the Bankruptcy Court under applicable law and Post-Petition Interest at the Plan Rate on such Allowed Claim, determined as set forth below or (ii) such different treatment as to which such holder and the Debtors, the Trustee or Reorganized TXCO, as applicable, will have agreed upon in writing.

Treatment

1.
Application of JIBs – All Junior Mineral Lien Claimants that hold Allowed Claims on leases as either a mineral contractor or mineral subcontractor (as such terms are defined in Tex. Prop. Code § 56.001(4)) for a particular well will receive a JIB Payment.  Immediately upon payment of an Unpaid JIB to the Debtors or Reorganized TXCO, the JIB Obligor will be deemed released of any and all claims and/or liens held or asserted by any Mineral Subcontractor including, without limitation, any claims under Texas Property Code § 56.043 or any other section of the Texas Property Code.  The Plan reserves the right to satisfy the JIB Payment from the Sale Proceeds and upon receipt of the Unpaid JIB, such amounts will be deposited into the Sale Proceeds Account.

2.
Post-Petition Interest and Payment in Full Plus Interest – Except as established pursuant to the procedure set forth herein, Post-Petition Interest on Class 5 Allowed Secured Claims of Junior Mineral Lien Claimants shall be calculated at the Plan Rate.  Any Junior Mineral Lien Claimant seeking (a) payment of Post-Petition Interest on such holder’s Claim at a rate other than the Plan Rate and/or (b) reimbursement of attorneys’ fees and other costs and expenses associated with such holder’s Claim (or both) shall file a motion seeking such relief within thirty (30) days after the Effective Date. Any such motion must include all of the documentation upon which the Claimant relies including, but not limited to, any contract with the Debtors and invoices reflecting attorneys’ fees and costs actually incurred, to establish the Claimant’s entitlement to (a) Post-Petition Interest at a rate other than the Plan Rate and (b) attorneys’ fees and other costs and expenses. THE INCLUSION OF THE ENTITLEMENT TO THESE TYPES OF CLAIMS IN PROOFS OF CLAIM PREVIOUSLY FILED SHALL ONLY BE SUFFICIENT TO ESTABLISH SUCH CLAIMS WITHOUT A SUPPLEMENTAL FILING IF THE PROOF OF CLAIM STATES ON ITS FACE THE RATE OF INTEREST AND ACTUAL AMOUNT OF ATTORNEYS’ FEES.  If the Proof of Claim does not state on its face the rate of interest and actual amount of attorneys’ fees that accrued pre-petition, such amount shall be included in the amount set forth in the motion.  Interested Parties shall have thirty (30) days from receipt of any such motion to file a response to the motion, which will also include any objection that the Interested Party has to the principal amount of such Claim.

(f)           Class 6 Allowed Secured Tax Claims. Each holder of an Allowed Secured Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Tax Claim, as will have been determined by the Debtors,  Reorganized TXCO, or the Trustee, as applicable, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the due and unpaid portion of such Allowed Secured Tax Claim, (ii) treatment in a manner consistent with section 1129(a)(9)(D) of the Bankruptcy Code, or (iii) such different treatment as agreed to in writing.  To the extent the Debtors elect under section 1129(a)(9)(D) of the Bankruptcy Code to make regular installment payments in Cash, the holder of an Allowed Secured Tax Claim will receive quarterly payments on the last day of each quarter, of principal and interest, at an interest rate of six and one-half per cent (6½ %) per annum with the final payment due on or before May 17, 2014.  The first installment will be made at the end of the first full quarter after the Effective Date.  Each holder of an Allowed Secured Tax Claim shall retain the liens securing such Claim.

(g)           Class 7 Allowed Priority Non-Tax Claims.  Each holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, either (i) on, or as soon as reasonably practicable thereafter, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the due and unpaid portion of such Allowed Priority Non-Tax Claim or (ii) such different treatment as agreed to in writing.

(h)           Class 8 Allowed General Unsecured Claims.  Each holder of an Allowed General Unsecured Claim will receive on account of its Allowed Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, either (i) on, or as soon as reasonably practicable thereafter, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash in an amount equal to the principal amount of such Allowed Claim, plus reasonable attorneys’ fees but only to the extent allowed by the Court under applicable law and Post-Petition Interest at the Plan Rate on such Claim, determined as set forth below or (ii) such different treatment as agreed to in writing.

Except as established pursuant to the procedure set forth herein, Post-Petition Interest on Class 8 Allowed General Unsecured Claims shall be calculated at the Plan Rate.  Any holder of an Allowed General Unsecured Claim seeking (a) payment of Post-Petition Interest on such holder’s Claim at a rate other than the Plan Rate and/or (b) reimbursement of attorneys’ fees and other costs and expenses associated with such holder’s Claim (or both) shall file a motion seeking such relief within thirty (30) days after the Effective Date. Any such motion must include all of the documentation upon which the Claimant relies including, but not limited to, any contract with the Debtors and invoices reflecting attorneys’ fees and costs actually incurred, to establish the Claimant’s entitlement to (a) Post-Petition Interest at a rate other than the Plan Rate and (b) attorneys’ fees and other costs and expenses. THE INCLUSION OF THE ENTITLEMENT TO THESE TYPES OF CLAIMS IN PROOFS OF CLAIM PREVIOUSLY FILED SHALL ONLY BE SUFFICIENT TO ESTABLISH SUCH CLAIMS WITHOUT A SUPPLEMENTAL FILING IF THE PROOF OF CLAIM STATES ON ITS FACE THE RATE OF INTEREST AND ACTUAL AMOUNT OF ATTORNEYS’ FEES.  If the Proof of Claim does not state on its face the rate of interest and actual amount of attorneys’ fees that accrued pre-petition, such amount shall be included in the amount set forth in the motion.  Interested Parties shall have thirty (30) days from receipt of any such motion to file a response to the motion, which will also include any objection that the Interested Party has to the principal amount of such Claim.

(i)           Class 9.  Omitted.

(j)           Class 10 Intercompany Claims.  Except as to Drilling, all Intercompany Claims will be deemed discharged on the Effective Date.

(k)          Class 11 Preferred Stock.  Class 11 is comprised of all holders of Interests in Class 11 Preferred Stock in the Debtors under the Sale Plan, including any party that indicated intent to redeem their shares of Class 11 Preferred Stock prior to the Petition Date.  The holders of Class 11 Preferred Stock shall be separately classified based on whether the holder of such Interest exercised a right to redeem the Class 11 Preferred Stock prior to the Petition Date.  On the Effective Date, all existing Class 11 Preferred Stock shall, without any further action, be cancelled, annulled and extinguished and any certificates representing such Class 11 Preferred Stock shall become null, void and of no force or effect.

1.	Class 11A Redeemed Preferred Stock

Class 11A shall be comprised of all holders of Class 11 Preferred Stock that exercised their right to redeem their Interests prior to the Petition Date.  As of the Confirmation Hearing, all of the Class 11A Redeemed Preferred Stock had been acquired by Newfield, which shall be granted the sole beneficial interest in the Liquidating Trust.  Newfield has agreed that it shall receive no distribution on account of its Class 11A Redeemed Preferred Stock until such time as the holders of Class 11B Preferred Stock have been paid in full and $10 million has been distributed pro rata to the holders of Class 12 Common Stock.

2.	Class 11B Preferred Stock

Class 11B shall be compromised of all holders of Class 11B Preferred Stock that did not seek to redeem their Interests prior to the Petition Date.  Each holder of Class 11B Preferred Stock will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 11B Preferred Stock, either (i) Distributions from the Liquidating Trust, as set forth in the Liquidating Trust Agreement, of Cash equal to the lesser of the (x) principle amount (i.e., the stated value) of such Class 11B Preferred Stock or (y) the amount remaining in the Liquidating Trust, if any, after payment in full of all Allowed Claims, taxes, operating expenses and costs associated with liquidation of the Trust Assets; or (ii) such different treatment as agreed to in writing.

(l)           Class 12 Common Stock.  Class 12 is comprised of all holders of Common Stock in the Debtors under the Sale Plan.  On the Effective Date, all existing Common Stock shall, without any further action, be cancelled, annulled and extinguished and any certificated or electronic shares representing such Common Stock shall become null, void and of no force or effect, and all such shares shall immediately be delisted from all exchanges and other trading facilities.  Each holder of Class 12 Common Stock on the Distribution Record Date, will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 12 Common Stock, their pro rata share of Cash remaining after payment in full of all Allowed Claims, the Class 11B Interest Holders, taxes, operating expenses and costs associated with liquidation of the Trust Assets up to, but not exceeding, $10 million from the Liquidating Trust. No Payments will be made to any holders of Class 12 Common Stock until after the amounts due to Class 11B Preferred Stock have been paid in full.

(m)         Class 13 Allowed Other Secured Claims.  Each holder of Class 13 Allowed Other Secured Claims shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Claim, on, or as soon as reasonably practicable thereafter, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, at the option of the Debtors, Reorganized TXCO, or the Disbursing Agent, as applicable, (i) turnover of the collateral securing such Allowed Other Secured Claim, (ii) Cash in an amount equal to the outstanding principal amount of such Allowed Claim, plus reasonable attorneys’ fees but only to the extent allowed by the Court under applicable law and Post-Petition Interest at the Plan Rate on such Claim, determined as set forth below, (iii) such other treatment as agreed to in writing, or (iv) treatment in any other manner such that the Allowed Other Secured Claim shall otherwise be an Unimpaired Claim.

Except as established pursuant to the procedure set forth herein, Post-Petition Interest on Class 13 Allowed Other Secured Claims shall be calculated at the Plan Rate.  Any holder of an Allowed Other Secured Claims seeking (a) payment of Post-Petition Interest on such holder’s Claim at a rate other than the Plan Rate and/or (b) reimbursement of attorneys’ fees and other costs and expenses associated with such holder’s Claim (or both) shall file a motion seeking such relief within thirty (30) days after the Effective Date. Any such motion must include all of the documentation upon which the Claimant relies including, but not limited to, any contract with the Debtors and invoices reflecting attorneys’ fees and costs actually incurred, to establish the Claimant’s entitlement to (a) Post-Petition Interest at a rate other than the Plan Rate and (b) attorneys’ fees and other costs and expenses. THE INCLUSION OF THE ENTITLEMENT TO THESE TYPES OF CLAIMS IN PROOFS OF CLAIM PREVIOUSLY FILED SHALL ONLY BE SUFFICIENT TO ESTABLISH SUCH CLAIMS WITHOUT A SUPPLEMENTAL FILING IF THE PROOF OF CLAIM STATES ON ITS FACE THE RATE OF INTEREST AND ACTUAL AMOUNT OF ATTORNEYS’ FEES.  If the Proof of Claim does not state on its face the rate of interest and actual amount of attorneys’ fees that accrued pre-petition, such amount shall be included in the amount set forth in the motion.  Interested Parties shall have thirty (30) days from receipt of any such motion to file a response to the motion, which will also include any objection that the Interested Party has to the principal amount of such Claim.

ARTICLE VI
ACCEPTANCE OR REJECTION OF PLAN

6.1.         Classes Entitled to Vote

Subject to Sections 6.3 and 6.4 of this Plan, Claim and Interest holders in Impaired Classes of Claims and Interests are entitled to vote as a class to accept or reject the Plan.

6.2.         Acceptance by Impaired Classes

Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan, shall be entitled to vote to accept or reject the Plan. An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept or reject the Plan.

6.3.         Presumed Acceptances by Unimpaired Classes

Classes 1, 3, 4, 6, 7 and 13 are Unimpaired by the Plan.  Claims and Interests in Unimpaired Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

6.4.         Classes Previously Deemed to Reject Plan

Classes 10-12 were not originally entitled to receive or retain any property under the Plan. Claims and Interests in Impaired Classes that do not entitle the holders thereof to receive or retain any property under the Plan are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.  Based on the PSA, the Plan now provides that Classes 11-12 may receive a distribution from the Excluded Assets.  Given that the treatment of such Classes is improved, the Debtors did not solicit votes from such Classes.

6.5.         Summary of Classes Voting on the Plan

As a result of the provisions of Sections 6.1, 6.3 and 6.4 of this Plan, the votes of holders in Classes 2(a) – 2(u), 5(a) – 5(bb), and 8 were solicited with respect to this Plan.

6.6.         Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or Reorganized TXCO’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims.

6.7.         Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

If any Class of Claims or Interests entitled to vote on the Plan shall not vote to accept the Plan, the Debtors shall (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with Article XVI of the Plan. With respect to any Class of Claims or Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE VII
MEANS FOR IMPLEMENTATION OF THE PLAN

7.1.         Sale of Assets

The Plan contemplates the sale and transfer of substantially all of the assets of the Debtors, except for the Excluded Assets and Retained Causes of Action, to Newfield and Anadarko pursuant to the PSA.  The Confirmation Order shall contain specific authority for the Debtors to sell and assign the assets pursuant to the terms of the PSA.

The initial Disbursing Agent shall be FTI Consulting Inc.  The Disbursing Agent shall be the sole signatory on the Sale Proceeds Account and any reserve or other accounts created with Sale Proceeds.

On the Closing Date, or as soon thereafter as practicable with regard to Sections 7.1(a) and 7.1(e), but no later than the Effective Date, the Debtors shall make the following transfers from the Sale Proceeds to:

(a)           A segregated account to establish the Administrative Claims Reserve for the benefit of the holders of Allowed Administrative Claims, whereby the Debtors shall deposit the amount necessary to pay such Allowed Claims in full upon entry of a Final Order;

(b)           The DIP Loan Agent, the funds necessary to satisfy in full the DIP Loan, including any accrued interest at the contractual rate, charges, fees and reasonable attorneys’ fees and expenses, as agreed upon by the Debtors and the Committee or ordered by the Bankruptcy Court at the Confirmation Hearing;

(c)           The Revolver Loan Agent, the funds necessary to satisfy in full the Revolver Loan, including any accrued interest at the contractual rate, charges, fees and reasonable attorneys’ fees and expenses, as agreed upon by the Debtors and the Committee or ordered by the Bankruptcy Court at the Confirmation Hearing;

(d)           To each of the Term Lenders, their proportionate share of the funds necessary to satisfy in full the Term Loan, including any accrued interest at the contractual rate, charges, fees and reasonable attorneys’ fees and expenses, as agreed upon by the Debtors and the Committee or ordered by the Bankruptcy Court at the Confirmation Hearing; and

(e)           The Sale Proceeds Account, a deposit of the remaining Sale Proceeds, whereby the Disbursing Agent shall pay all remaining Allowed Claims in full, including Post-Petition Interest at the Plan Rate or such other rate as determined by the Bankruptcy Court in connection with the claims resolution process, upon entry of a Final Order.

7.2.         Substantive Consolidation

(a)           Substantive Consolidation of the Debtors

The Debtors and their respective Estates, except for Drilling, shall be substantively consolidated for all purposes under the Plan.  As a result of the substantive consolidation, (a) all Intercompany Claims by and among the Debtors (including such Claims arising from rejection of an executory contract), except for the Intercompany Claims held by Drilling, will be eliminated; (b) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors will be deemed to be an obligation of each of the Debtors; (c) any Claim filed or asserted against any of the Debtors will be deemed a Claim against each of the Debtors; (d) any Interest in any of the Debtors will be deemed an Interest in each of the Debtors; and (e) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors will be treated as one entity so that (subject to the other provisions of section 553 of the Bankruptcy Code) debts due to any of the Debtors may be offset against the debts owed by any of the Debtors.  The substantive consolidation contemplated by this section shall not affect or impair any valid, perfected and unavoidable Lien to which the assets of any Debtor are subject in the absence of substantive consolidation under this Plan, provided, however, it shall not cause any such Lien to secure any Claim which such Lien would not otherwise secure absent such substantive consolidation.

On the Effective Date, except as otherwise provided in the Plan, all Claims based on guarantees of collection, payment, or performance made by any Debtor concerning the obligations of another Debtor shall be discharged, released, and without any further force or effect.  Additionally, holders of Allowed Claims or Allowed Interests who assert identical Claims against or Interests in multiple Debtors shall be entitled to a single satisfaction of such Claims or Interests.

(b)           Order Granting Substantive Consolidation

This Plan shall serve as a motion seeking entry of an order substantively consolidating the Cases, as described and to the extent set forth in this Section 7.2.  Unless an objection to such substantive consolidation is made in writing by any creditor affected by the Plan as herein provided on or before five (5) days prior to the Voting Deadline, or such other date as may be fixed by the Court, an order approving the substantive consolidation described herein (which may be in the Confirmation Order) may be entered by the Court.  However, an order shall only be entered if the Bankruptcy Court enters the Confirmation Order.  In the event any such objections are timely filed, a hearing with respect thereto shall occur at the Confirmation Hearing.

7.3.         Restructuring Transactions

(a)           New Common Stock for Reorganized TXCO

On the Effective Date, Reorganized TXCO shall issue New Common Stock of Reorganized TXCO pursuant to an election made by Anadarko and Newfield, based on the following options:

1.	Parent Company Option

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized TXCO shall issue a total of two (2) shares of New Common Stock.  One share of Reorganized TXCO Common Stock will be issued to Anadarko.  This share shall be entitled to vote for only one member of the Board of Directors of Reorganized TXCO.  The other share of Reorganized TXCO common stock will be issued to Newfield. This share shall be entitled to vote for only one member of the Board of Directors of Reorganized TXCO.  Any shares of the Reorganized TXCO not issued to Anadarko and/or Newfield will be issued to the Liquidating Trustee.  The New Common Stock of Reorganized TXCO will also be governed by the Reorganized TXCO Shareholders’ Agreement, which will dictate the terms for appointing the third member of the Reorganized TXCO Board of Directors.

2.	Subsidiary Company Option

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized TXCO shall issue a single share of New Subsidiary Common Stock to the Liquidating Trust.  Furthermore, Reorganized TXCO shall retain its interest in Drilling, as needed, or such other Affiliate Debtor as determined by Reorganized TXCO.  Such Affiliate Debtor shall issue a total of five (5) shares of New Subsidiary Common Stock.  One share of New Subsidiary Common Stock will be issued to Anadarko.  One share of New Subsidiary Common Stock will be issued to Newfield.  The remaining three (3) shares of New Subsidiary Common Stock will be issued to Reorganized TXCO.

(b)          Establishing the Liquidating Trust

On the Effective Date a Liquidating Trust will be created as set forth in Article XII, which will hold the Liquidating Trust Assets.  Furthermore, the Liquidating Trust will hold both shares of New Common Stock of Reorganized TXCO, if not issued to Anadarko and Newfield, depending on the election made by Anadarko and Newfield.

7.4.         Corporate Existence

(a)           Continued Corporate Existence

Following the Effective Date, the Debtors shall be merged into a single entity, except for Drilling, in accordance with applicable non-bankruptcy law and pursuant to the amended Governance Documents.  After the Effective Date, Reorganized TXCO will be free to act in accordance with applicable government laws, including, without limitation, sale of assets, mergers, dissolution, and name changes.

(b)           Governance Documents

1.	Amended Governance Documents

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized TXCO shall file amended Governance Documents with the Secretary of State of the State of Delaware.  The amended Governance Documents will include provisions prohibiting issuance of any nonvoting securities on behalf of Reorganized TXCO.

2.	Other General Corporate Matters

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized TXCO may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary or appropriate to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that Reorganized TXCO determines is necessary or appropriate.

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of Reorganized TXCO shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors or Reorganized TXCO, as the case may be, or any other Entity.

7.5.         Directors and Officers of Reorganized TXCO

In the event Anadarko and Newfield choose the Parent Company Option, the initial board of directors of Reorganized TXCO shall consist of three (3) directors.  Under the Parent Company Option, one member shall be selected by Anadarko, one by Newfield and a third member shall be selected by the other two members of the Board of Directors as set forth in the Reorganized TXCO Shareholders’ Agreement.  In the event Anadarko and Newfield choose the Subsidiary Company Option, the initial board of directors of Reorganized TXCO shall consist of one director, who will be elected by the Trustee.  To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing.  Each of the Persons on the initial Board of Directors of Reorganized TXCO shall serve in accordance with the Amended Governance Documents of Reorganized TXCO, as the same may be amended from time to time.

Reorganized TXCO will initially have one officer selected by the Trustee who will serve as both president and secretary.  The initial officer of Reorganized TXCO will be indentified at the Confirmation Hearing. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time. The initial officers shall serve in accordance with the Amended Governance Documents of Reorganized TXCO, as the same may be amended from time to time.

7.6.         Corporate Action

On the Effective Date, the adoption of the Certificates of Incorporation or similar constituent documents, the adoption of the Bylaws, the selection of directors and officers (or persons serving in similar capacities) for Reorganized TXCO, and all other actions contemplated by the Plan shall be authorized and approved  in all respects (subject to the provisions of the Plan).  All matters provided for in the Plan involving the organizational structure of the Debtors or Reorganized TXCO, and any corporate action required by the Debtors or Reorganized TXCO in connection with the Plan, shall, as of the Effective Date, be deemed to have occurred and shall be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by the security holders or directors of the Debtors and Reorganized TXCO.

7.7.         Revesting of Assets; Releases of Liens

Except as otherwise set forth in the Plan, in the Plan Supplement or in the Confirmation Order, as of the Effective Date, the Assets, if any, that are not Liquidating Trust Assets or PSA Assets shall revest in Reorganized TXCO free and clear of all Claims, Liens, encumbrances and other Interests except to the extent provided in the Plan.  From and after the Effective Date, Reorganized TXCO, to the extent not dealt with by the Disbursing Agent, may operate (or liquidate and wind up) its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, Reorganized TXCO may, without application to or approval by the Bankruptcy Court, pay fees that they incur after the Effective Date for professional fees and expenses.

From and after the Effective Date, the Disbursing Agent may operate (or liquidate and wind up) its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.  Without limiting the generality of the foregoing, Disbursing Agent may, without application to or approval by the Bankruptcy Court, pay fees that they incur after the Effective Date for professional fees and expenses.

7.8.         Cancellation of Interests

All Interests of the Debtors shall be cancelled and annulled on the Effective Date, except as set forth in this Plan.  The Debtors will follow the applicable securities laws governing the deregistration of its publicly traded stock in connection with cancellation of its Interests.

7.9.         Authority

Until the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Debtors, their assets and operations.

7.10.       P&A Bonding

RLI Insurance Company (“RLI”) has issued a bond (the “Bond”) on behalf of Debtor to cover obligations of Debtor arising from or out of the ownership and operation of its oil and gas properties, and activities related thereto (the “Bonding Program”).  The obligations covered by the Bond include, but are not limited to, royalty obligations, plugging and abandonment obligations and penalties assessed for non-compliance with applicable rules and regulations governing ownership and operation of oil and gas properties.  The Bonding Program includes, but is not limited to, bonds issued in regard to oil and gas properties in Texas and Louisiana (“the Leases”).  Under the Bonding Program, bonds were issued to the Railroad Commission of Texas, Comptroller of The State of Texas, and the Louisiana Office of Conservation.  The approximate principal sum outstanding under the Bonds is $424,484.00.  The obligations of the Debtor in regard to the Bonds are evidenced by, among other things, the Bonds, a letter of credit and various indemnity agreements (the “Bond Documents”), or any other documents subsequently entered into between Debtor and RLI.

Pursuant to the Plan, Reorganized TXCO or the Liquidating Trust will continue to own and operate oil and gas properties, and, as a result, will need to keep the Bonding Program in place. The Debtor hereby assumes the indemnity agreements and letter of credit between it and RLI and the rights of RLI under the Bond Documents are unimpaired and shall pass through the Debtor’s bankruptcy unaffected in any manner and will become the obligations of the Reorganized Debtor or the Liquidating Trust, as applicable.  Debtor shall pay to RLI accrued, but unpaid, bond fees in the amount of $7,451.00 on the Effective Date of the Plan or under such other payment terms as may be agreed to by RLI.  Subsequent bond fees shall be paid by the Reorganized Debtor when due as provided in the Bond Documents or any other documents subsequently entered into between the Debtor and RLI.

Upon the Effective Date of the Plan, all proofs of claims filed in Debtor’s Chapter 11 bankruptcy case by RLI shall be deemed withdrawn.  To the extent any other provision in the Plan or Confirmation Order conflicts with the provisions of this section 7.10, this section shall control unless specifically agreed to otherwise by RLI.  All obligations of all parties to RLI under the bond, indemnity agreement and related documents would be assumed.  RLI’s rights under these documents would pass through the bankruptcy unimpaired.  There would be no release of any guarantors, indemnitors or other parties liable to RLI.

7.11.       Employee Benefits

On and after the Effective Date and until at least October 31, 2010, Reorganized TXCO intends to retain at least two employees in connection with its ongoing operations.  As such, Reorganized TXCO will retain an interest in its health insurance plan, including any COBRA coverage that will be available to employees that are not retained by Reorganized TXCO.  The Disbursing Agent may advance funds from the Sale Proceeds Account sufficient to allow Reorganized TXCO to (1) honor, in the ordinary course of business, any employee benefits approved for payment after the Petition Date by Final Order of the Bankruptcy Court including but not limited to compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time, and any other Benefit Plan; and (2) honor, in the ordinary course of business, claims of employees employed as of the Effective Date for accrued vacation time arising prior or subsequent to the Petition Date; provided, however, that the Debtors’ or Reorganized TXCO’s performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter Reorganized TXCO’s defenses, claims, any causes of action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

7.12.       Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers or mortgages from or by the Debtors to Reorganized TXCO, the Liquidating Trust or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

7.13.       Preservation of Rights of Action; Settlement

(a)           Retention of Causes of Action

Except to the extent such rights, claims, causes of action, defenses, and counterclaims are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code:  (1) any and all rights, claims, causes of action (including the Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall vest in Reorganized TXCO, the Purchasers, the Trustee or the Disbursing Agent, all as applicable, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) the Debtors, Reorganized TXCO, the Disbursing Agent, the Purchasers and the Trustee, as applicable, do not waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estates:  (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense or counterclaim filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan.  Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principal of law or equity, without limitation, any principals of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter any right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that the Debtors, Reorganized TXCO, the Disbursing Agent, Purchasers or the Trustee, as applicable, have, or may have, as of the Effective Date.  Interested Parties may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in their sole discretion.  The Retained Causes of Action are transferred to the Liquidating Trust.

(b)           Retention of Subsequent Causes of Action

Except as is otherwise expressly provided herein or in the Confirmation Order, nothing in this Plan or the Confirmation Order shall preclude or estop Reorganized TXCO, the Purchasers, the Disbursing Agent or the Trustee or its privies, as successors in interest to the Debtors and their privies, from bringing a subsequent action in any court or adjudicative body of competent jurisdiction, to enforce any or all of its or their rights in connection with the Causes of Action, irrespective of the identity of any interest, cause of action, or nexus of fact, issues or events which is now or which could have been asserted in these Cases, the present litigation, and those which may be asserted in any subsequent litigation brought by any Interested Party.  Moreover, the failure to commence any Retained Causes of Action prior to the Confirmation Date shall not constitute res judicata, judicial or collateral estoppel.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED
LEASES AND OTHER AGREEMENTS

8.1.         Assumption/Rejection

On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases, including, but not limited to, those contracts and leases listed as being rejected on Plan Schedule IV will be rejected by Reorganized TXCO unless such executory contract or unexpired lease: (a) is being assumed pursuant to the Plan or is identified on Plan Schedule V as an executory contract or unexpired lease being assumed pursuant to the Plan; (b) is the subject of a motion to assume filed on or before the Confirmation Hearing; or (c) has been previously rejected or assumed.

8.2.         Pass-Through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of Reorganized TXCO’s business, but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory and/or non-executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Chapter 11 Cases for the benefit of Reorganized TXCO and the counterparty unaltered and unaffected by the bankruptcy filings or Chapter 11 Cases.

8.3.         Mineral Leases/Oil and Gas Leases

To the extent any of the Debtors’ Mineral Leases or Oil and Gas Leases constitute an executory contract or unexpired lease of real property under section 365 of the Bankruptcy Code, such Mineral Leases or Oil and Gas Leases will be assumed or assumed and assigned by Reorganized TXCO. To the extent any of the Debtors’ Mineral Leases or Oil and Gas Leases constitute contracts or other property rights not required to be assumed or rejected under section 365 of the Bankruptcy Code, except as provided in the Plan or Confirmation Order, such Mineral Leases or Oil and Gas Leases shall pass through the Chapter 11 Cases for the benefit of the Debtors and/or Reorganized TXCO and the counterparties to such Mineral Leases or Oil and Gas Leases, and the Debtors and/or Reorganized TXCO is hereby authorized to transfer such Mineral Leases or Oil and Gas Leases to either Anadarko, Newfield and/or the Liquidating Trust.

Except for the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the applicable Debtors or Reorganized TXCO will not be required to cure), or as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to such Mineral Leases or Oil and Gas Leases shall be unaltered by the Plan, except that any provision restricting the transfer of  such Mineral Leases or Oil and Gas Leases shall not apply to the Debtors’ transfer to either Anadarko, Newfield and/or the Liquidating Trust; if the Mineral Lease or Oil and Gas Lease is subject to the provisions of section 365 of the Bankruptcy Code, that to the extent a failure by the Debtors to pay or perform an obligation under such Mineral Lease or Oil and Gas Lease is a default under any applicable Mineral Lease or Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for herein or subsequent performance of such obligation with such applicable Mineral Lease or Oil and Gas Lease otherwise remaining in full force and effect. To the extent such payment is due and owing on the Effective Date, such payment shall be made, in Cash, on the Distribution Date, or upon such other terms as may be agreed to by Reorganized TXCO or the Trustee, as the case may be. To the extent such payment is not due and owing on the Effective Date, such payment (a) will be made, in Cash, in accordance with the terms of any agreement between the parties, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of Reorganized TXCO or the Trustee, as applicable, or (b) will be made upon other terms as may be agreed upon by Reorganized TXCO or the Trustee, as the case may be, and the Person to whom such payment is due. To the extent it is impossible for Reorganized TXCO to cure a default arising from any failure to perform a non-monetary obligation, and to the extent such non-monetary default can be cured, such default shall be cured by performance by the applicable Debtor, at or after the time of assumption in accordance with the terms of the applicable Mineral Lease or Oil and Gas Lease with the applicable Mineral Lease or Oil and Gas Lease remaining in effect. If there is a dispute as to any cure obligation (including cure payments) the lessor shall be entitled to payment and/or performance only as provided in the Plan.

8.4.         Seismic Agreements

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall assign to Anadarko, Newfield and/or the Liquidating Trust all of their right, title and interest in any and all Seismic Agreements.  In the alternative, the Debtors’ right, title and interest to any, some and/or all Seismic Agreements may be retained by Reorganized TXCO or transferred to an Affiliate Debtor.

8.5.         Assumed Executory Contracts and Unexpired Leases

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during their Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any claims that may arise in connection therewith.

8.6.         Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, Reorganized TXCO and the Trustee expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized TXCO, as applicable, from counterparties to rejected or repudiated executory contracts or unexpired leases.  Additionally, the Debtors, the Trustee, the Disbursing Agent, Purchasers and/or Reorganized TXCO, as may be applicable, reserve the right to collect any amounts owed to the Debtors under such executory contract or unexpired lease.

8.7.         Assumed Contracts and Leases, and Contracts and Leases Entered Into After Petition Date

Contracts and leases with third parties entered into after the Petition Date by any Debtor, and any executory contracts and unexpired leases assumed by any Debtor, may be performed by the applicable Interested Party or the Trustee in the ordinary course of business.

8.8.         Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any of the Debtors has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Trustee or Reorganized TXCO, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

8.9.         Additional Cure Provisions

Except as otherwise provided under the Plan, any monetary amounts that must be cured as a requirement for assumption and/or assignment by any of the Debtors pursuant to the provisions of section 365 of the Bankruptcy Code, such cure shall be effected or otherwise satisfied by prompt payment of such monetary amount as contemplated by Section 365(b)(1)(A) of the Bankruptcy Code or as otherwise agreed to by the parties.  If there is a dispute regarding (a) the timing of any payment required in order to meet the promptness requirement of 365(b)(1), (b) the nature, extent or amount of any cure requirement, (c) the Debtors’, Reorganized TXCO’s, the Trustee’s or the Debtors’ assignees ability to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.10.       Disputed Cure Reserve.

A Disputed Cure Reserve shall be established for the purpose of effectuating Distributions to parties whose Cure amount is subject to dispute.  The Disputed Cure Reserve shall be equal to 100% of the (a) amount asserted by the Claimant or (b) such estimated amount as approved in an order by the Bankruptcy Court.  Reorganized TXCO, the Disbursing Agent or the Trustee may request estimation for any Cure.

8.11.       Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be filed with the Claims Agent no later than thirty (30) days after the later of the Effective Date or the effective date of rejection.  Any Proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any of the Debtors without the need for any objection by any party in interest or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims; provided, however, if the holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure the obligations under such rejected executory contract or lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim.

8.12.       Survival of Indemnification and Corporation Contribution

Except as otherwise specifically provided herein or in the Plan, any obligations or rights of the Debtors to indemnify, defend or advance expenses to its present and former directors, officers, employees, agents or representatives under its certificate of incorporation, bylaws, policies, any agreement or under state law, or any agreement with respect to any claim, demand, suit, cause of action, or proceeding, shall survive confirmation of the Plan, until such time as a Directors and Officers Liability Insurance Policy is put in place that provides for an Extended Reporting Period/Tail of six years from the date of Closing and a total policy limit of $15 million is purchased with Cash that constitutes an Excluded Asset.  Allowed Claims against the Debtors for pre-Petition Date indemnifications shall be classified under the Plan as General Unsecured Claims and are payable as Class 8 Allowed General Unsecured Claims.

ARTICLE IX
PROVISIONS GOVERNING DISTRIBUTIONS

9.1.         Distributions for Claims and Interests Allowed as of Effective Date

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Allowed Claims and Allowed Interests as of the Effective Date shall be made on the Distribution Date. New Common Stock issued under the Plan shall be deemed issued as of the Effective Date.

9.2.         Disbursements to Classes of Claims

The Debtors, Reorganized TXCO, the Disbursing Agent and/or the Trustee, as applicable, shall make all Distributions required under the Plan except Distributions to the Claims in Classes 1 and 3, which distributions shall be made to the DIP Lender Agent and the Revolver Loan Agent, respectively, who shall promptly deliver such distributions to the holders of such Claims in accordance with the provisions of this Plan and the applicable credit documents. Distributions made to the DIP Loan Agent and the Revolver Loan Agent, shall constitute Distributions to holders of Allowed DIP Loan Secured Claims and Allowed Secured Claims of the Revolver Lenders, as the case may be, regardless of whether the DIP Loan Agent and/or the Revolver Loan Agent make subsequent distributions to such holders.

Additionally, the Debtors and/or Reorganized TXCO shall deliver all of the Liquidating Trust Assets to the Liquidating Trust for the beneficial interest of Class 11A Redeemed Preferred Stock, subject to the obligations owing to the holders in Class 11B and Class 12 under the Plan.  Thereafter, the Trustee shall make all Distributions to the holders of Class 11B Preferred Stock and Class 12 Common Stock, as applicable, in accordance with the provisions of this Plan. Distributions made by Reorganized TXCO to the Liquidating Trust, shall constitute distributions to holders Class 11A Redeemed Preferred Stock, regardless of whether the Trustee makes subsequent distributions to such holders but any valuation of such distribution shall be net of obligations owing to holders of Claims in Class 11B and Class 12.

9.3.         Record Date for Distributions

As of the close of business on the Distribution Record Date, the registers for Claims and Interests will be closed, and except as to claims filed pursuant to Section 8.11 of the Plan, there shall be no further changes in the holder of record of any Claim or Interest.  Except as to claims filed pursuant to Section 8.11 of this Plan, Reorganized TXCO, the Disbursing Agent and the Trustee, as applicable, shall have no obligation to recognize any transfer of Claim or Interest occurring after the Distribution Record Date, and shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those holders of record stated on the registers of Claims and/or Interests as of the close of business on the Distribution Record Date for distributions under the Plan.

9.4.         Means of Cash Payment

Cash payments made pursuant to this Plan shall be by check, wire or ACH transfer in U.S. funds or by other means agreed to by the payor and payee or, absent agreement, such commercially reasonable manner as the payor determines in its sole discretion.

9.5.         Delivery of Distributions

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims and Allowed Interests shall be made by Reorganized TXCO, the DIP Lender Agent, the Revolver Loan Agent, the Disbursing Agent or the Trustee, as the case may be, (a) at the addresses set forth on the proofs of Claim or Interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or Interest is filed or if Reorganized TXCO, the Disbursing Agent or the Trustee have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to Reorganized TXCO, as applicable, after the date of any related proof of Claim or Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Interest has been filed and Reorganized TXCO, as applicable, has not received a written notice of a change of address, (d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities, if any, properly remitted to Reorganized TXCO. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until Reorganized TXCO, as applicable, or the appropriate indenture trustee, agent, or servicer is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through Reorganized TXCO or the indenture trustee, agent, or servicer, shall be returned to Reorganized TXCO until such distributions are claimed. All claims for undeliverable distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date all Unclaimed Property shall be free of any restrictions thereon, except as provided in the Plan, and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  All Unclaimed Property that was originally distributed from the Sale Proceeds shall be returned to the Sale Proceeds Account.

9.6.         Claims Paid or Payable by Third Parties

(a)           Claims Paid by Third Parties

The Debtors, Reorganized TXCO, the Disbursing Agent or the Trustee as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full or in part on account of such Claim from a party that is not a Debtor, Reorganized TXCO, the Disbursing Agent or the Trustee.  Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, Reorganized TXCO, the Disbursing Agent or the Trustee on account of such Claim, such holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to Reorganized TXCO, the Disbursing Agent or the Trustee, as applicable, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such holder to timely repay or return such distribution shall result in the holder owing Reorganized TXCO, the Disbursing Agent or the Liquidating Trust, as applicable, annualized interest at the Plan Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

9.7.         Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any applicable insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the applicable insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

9.8.         Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any cause of action that the Debtors, Reorganized TXCO, the Disbursing Agent or the Trustee or any entity may hold against any other entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses

9.9.         Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, Reorganized TXCO, the Disbursing Agent and the Trustee, as applicable, shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  Reorganized TXCO, the Disbursing Agent and the Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

9.10.       Expunging of Certain Claims

All Claims marked or otherwise designated as “contingent, unliquidated or disputed” on the Debtors’ Schedules and for which no proof of claim has been timely filed, shall be deemed disallowed and such claim may be expunged without the necessity of filing a claim objection and without any further notice to, or action, order or approval of the Bankruptcy Court.

ARTICLE X
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
AND UNLIQUIDATED CLAIMS

10.1.       Objections to Claims

Interested Parties (or their authorized representatives), as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims. From and after the Effective Date, Interested Parties (or their authorized representatives) may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  Interested Parties (or their authorized representatives) also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.  Commercially reasonable efforts shall be used to settle or otherwise reduce the amount of General Unsecured Claims.

As soon as practicable, but no later than the Claims Objection Deadline, Interested Parties (or their authorized representatives) may file objections with the Bankruptcy Court and serve such objections on the creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit the right of Interested Parties (or their authorized representatives) to object to Claims, if any, filed or amended after the Claims Objection Deadline.  The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion without notice or hearing.

10.2.       Estimation of Claims

The Disbursing Agent or the Trustee (or their authorized representative), as applicable, may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether a previous objection has been made to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, Interested Parties, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

10.3.       Distributions Pending Allowance of Disputed Claim

Subject to any requirement that a Claimant provide a release under Section 5.1 of this Plan, within ten (10) days of filing an objection to a Claim by any Interested Party, the Disbursing Agent shall pay the undisputed amount of such Claim plus interest at the Plan Rate; provided, however, such Distribution shall not be made any earlier than fourteen (14) days after the Effective Date.

10.4.       Disputed Claims Reserves.

One or more Disputed Claims Reserves shall be established for the purpose of effectuating distributions to holders of Disputed Claims pending the allowance or disallowance of such claims in accordance with this Plan.  The applicable Disputed Claims Reserves shall be withheld from the property to be distributed to particular classes under the Plan.  The Disputed Claims Reserves shall be equal to 100% of the distributions to which holders of Disputed Claims in Classes 2(a-u), 5 (a-bb), 6, 7, 8 and 13 would be entitled under this Plan as of such date if such Disputed Claims in Classes 2(a-u), 5 (a-bb), 6, 7, 8 and 13 were Allowed Claims in their (a) Face Amount or (b) estimated amount of such Disputed Claim in Classes 2(a-u), 5 (a-bb), 6, 7, 8 and 13 as approved in an order by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code.

10.5.       Distributions After Allowance

Payments and distributions shall be made to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs and Section 9.6. Within thirty (30) days of the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, Reorganized TXCO, the Trustee or the Disbursing Agent, as applicable, shall distribute to the holder of such Claim, as provided for in Section 9.6, the distribution (if any) that would have been made to such holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property that was reserved on account of such Disputed Claim, if any, shall be deposited into the Sale Proceeds Account.

10.6.       General Unsecured Claims

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude payment of Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

10.7.       Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, Reorganized TXCO, the Disbursing Agent and the Trustee shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and any distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, Reorganized TXCO, the Disbursing Agent and the Trustee (or their authorized representative) shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Plan hereby reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

ARTICLE XI
ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

11.1.       Professional Fee Claims

(a)           On the Effective Date, the Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals shall continue to prepare fee applications in accordance with the Professional Fee Order for services rendered and expenses incurred up to the Effective Date.  No later than fifteen (15) days prior to the Confirmation Hearing, each Professional shall estimate fees and expenses due for periods that have not been billed as of the anticipated Effective Date.  Any party in interest shall have until the Confirmation Hearing to object to such estimate.  If no party objects to a Professional’s estimate, then within ten (10) days of the Effective Date such Professional shall submit a bill and, provided that such bill is no more than the estimate, the fees and expenses shall be paid; provided, however, that payment of any Professional’s success fee shall only be upon approval of such fee by the Bankruptcy Court.  On the Effective Date, Reorganized TXCO shall fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date.  Such escrow account shall be used pay the remaining Professional Fee Claims owing to the Professionals as and when Allowed by the Bankruptcy Court.  When all Professional Fee Claims have been paid in full, amounts remaining in such escrow account, if any, shall be deposited into the Sale Proceeds Account.

(b)           All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code for services rendered to or on behalf of the applicable Debtors or the Committee prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Interested Parties and their counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Interested Parties and their counsel and the requesting Professional or other entity no later than twenty-one (21) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

11.2.       Administrative Claims

The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including Professional Fee Claims or claims for the expenses of the members of the Committee or Administrative Claims), which date will be forty-five (45) days after the Effective Date. Holders of asserted Administrative Claims, other than Professional Fee Claims, claims for U.S. Trustee fees under 28 U.S.C. §1930, administrative tax claims and administrative ordinary course liabilities, must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. A notice prepared by Reorganized TXCO will set forth such date and constitute notice of this Administrative Claims Bar Date.  Interested Parties, as applicable, as the case may be, shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.  Holders of Administrative Claims pursuant to section 503(b)(9) of the Bankruptcy Code were required to file proof of such a claim on or before August 21, 2009.

11.3.       Administrative Ordinary Course Liabilities

Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the applicable Debtors’ businesses (other than Claims of governmental units for taxes and for interest and/or penalties related to such taxes) shall not be required to file any request for payment of such Claims. Such Administrative Claims, unless objected to by the applicable Interested Parties, shall be assumed and paid in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

11.4.       Administrative Tax Claims

All Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no bar date has otherwise been previously established, will be paid on the later of (i) thirty (30) days following the Effective Date; (ii) thirty (30) days following the allowance of such Administrative Tax Claim or (iii) pursuant to the provisions of, and at the time provided in Section 505(b)(2) of the Bankruptcy Code.

ARTICLE XII
LIQUIDATING TRUST AND DISBURSING AGENT

12.1.       Generally

The Plan proposes that on the Effective Date a Liquidating Trust will be created which will hold the Liquidating Trust Assets and potentially the New Common Stock of Reorganized TXCO.  The following description shall generally apply to the Liquidating Trust created under the Plan.

12.2.       Establishment of the Liquidating Trust

On the Effective Date, the Trustee shall execute the Liquidating Trust Agreement on behalf of the Liquidating Trust.  The Debtors will transfer to the Liquidating Trust the Liquidating Trust Assets and potentially the New Common Stock of Reorganized TXCO representing one hundred percent (100%) of the equity interest in Reorganized TXCO.  Additionally, the Liquidating Trust will establish the Indemnification Reserve, which shall initially hold $1 million, to satisfy any obligations that the Debtors may have under Section 11.3 of the PSA to indemnify the Purchasers.

12.3.       Purpose of the Liquidating Trust

The Liquidating Trust shall exist after the Effective Date, with all the powers of a trust under applicable Texas law.  The Liquidating Trust shall execute and consummate such assignments, purchase agreements, bills of sale, operating agreements, conveyance documents and all other transaction documents, contracts, agreements, and instruments as are necessary to implement and consummate the transactions required under or in connection with the Plan, on or after the Effective Date.

After the Effective Date, the Liquidating Trust will own the Liquidating Trust Assets and potentially one hundred percent of the equity of Reorganized TXCO and shall have the flexibility to conduct any operations necessary to liquidate the Liquidating Trust Assets and to enhance or preserve the value of the Liquidating Trust Assets.

12.4.       Appointment and Powers of the Trust Committee and Trustee

Prior to the Effective Date, three individuals shall be selected to serve on the Trust Committee.  The Trust Committee shall initially consist of:  (i) two (2) members representing the holders of Class 11A Redeemed Preferred Stock; (ii) one (1) member representing the holders of Class 12 Common Stock, and shall in no event include any person or member of any Person to whom any Trust Administrative Expense is payable (other than pursuant to Section 9.5). Any action which is required or permitted to be taken by the Trust Committee pursuant to the Liquidating Trust Agreement shall be taken by the vote of a majority of the members of the Trust Committee.

To the extent the Trustee is required by the Trust to consult with the Trust Committee, such consultation is purely advisory.  The Trustee shall not be required to act upon any direction or recommendation given by the Trust Committee, except to the extent the Trust Committee exercises its right to replace the Trustee.

At the Confirmation Hearing, the Debtors will identify an individual as nominated by Newfield to act as the initial Trustee under the Liquidating Trust.  The Trustee will serve from and after the Effective Date until a successor is duly elected or appointed by the Trust Committee.  The Trustee shall receive title to all Liquidating Trust Assets that the Debtors transfer to the Liquidating Trust, including but not limited to, and except as provided in the Plan, any interests held by the Liquidating Trust in real and personal property.

Pursuant to the Liquidating Trust Agreement, the Trustee shall have the power and authority to perform the following acts, among others:

(a)           Accept the Liquidating Trust Assets transferred and provided to the Liquidating Trust pursuant to the Liquidating Trust Agreement and the Plan;

(b)           Pay obligations under the Plan owing to holders of Class 11B Preferred Stock and Class 12 Common Stock;

(c)           Distribute Liquidating Trust Assets to Beneficiaries, as defined in the Liquidating Trust Agreement in accordance with the terms of this Liquidating Trust Agreement;

(d)           Perfect and secure his/her right, title and interest to any and all Liquidating Trust Assets;

(e)           Reduce all of the Liquidating Trust Assets to his possession and conserve, protect collect and liquidate or otherwise convert all Liquidating Trust Assets into Cash;

(f)            Distribute the net proceeds of Liquidating Trust Assets as specified herein;

(g)           Release, convey, subordinate or assign any right, title or interest in or to the Liquidating Trust Assets;

(h)           Pay and discharge any costs, expenses, fees or obligations deemed necessary to preserve the Liquidating Trust Assets, and to protect the Liquidating Trust and the Trustee from liability;

(i)            Deposit Liquidating Trust funds and draw checks and make disbursements thereof;

(j)            Employ such attorneys, accountants, engineers, agents, tax specialists, other professionals, and clerical assistance as the Trustee may deem necessary.  The Trustee shall be entitled to rely upon the advice of retained professionals and shall not be liable for any action taken in reliance of such advice.  The fees and expenses of all such professionals shall be charges as expenses of the Liquidating Trust and shall be paid upon approval of the Trustee;

(k)           Employ brokers, investment brokers, sales representatives or agents, or other Persons necessary to manage the Liquidating Trust Assets;

(l)            Exercise any and all powers granted the Trustee by any agreements or by Texas common law or any statute that serves to increase the extent of the powers granted to the Trustee hereunder;

(m)          Take any action required or permitted by the Plan or the applicable Liquidating Trust Agreement;

(n)           Execute obligations, whether negotiable or non-negotiable;

(o)           Sue and be sued;

(p)           Settle, compromise or adjust by arbitration, or otherwise, any disputes or controversies in favor or against the Liquidating Trust;

(q)           Waive or release rights of any kind;

(r)            Appoint, remove and act through agents, managers and employees and confer upon them such power an authority as may be necessary or advisable;

(s)           Negotiate, renegotiate or enter into any contract or agreements binding the Liquidating Trust, and to execute, acknowledge and deliver any and all investments that are necessary, required or deemed by the Trustee to be advisable in connection with the performance of his/her duties;

(t)           Borrow such sums of money at any time and from time to time for such periods of time upon such terms and conditions from such persons or corporations (including any fiduciary hereunder) for such purposes as may be deemed advisable, and secure such loans with any of the Trust Assets, so long as the terms of any such borrowing provide that no recourse shall be had to the Trustee, or any Debtors or Beneficiary on any such debt; and

(u)           In general, without in any manner limiting any of the foregoing, deal with the Liquidating Trust Assets or any part or parts thereof in all other ways as would be lawful for any person owing the same to deal therewith, whether similar to or different from the ways above specified, at any time or times hereafter.

12.5.       Payment of the Expenses Incurred by the Liquidating Trust

The Trustee, including any successor Trustee, may commit the Liquidating Trust to and shall pay the Trustee from the Liquidating Trust Assets reasonable compensation, as approved by the Trust Committee, for its services rendered and reimbursement of expenses incurred.  Professionals retained by the Liquidating Trust shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred.  The payment of the fees and expense of the Liquidating Trust retained professionals shall be made in the ordinary course of business from assets of the Liquidating Trust.

12.6.       Exculpation; Indemnification

The Trustee shall not be liable for actions taken or omitted in his capacity as the Trustee, except those acts arising out of fraud, willful misconduct, or gross negligence.  The Trustee shall be entitled to indemnification and reimbursement for all losses, fees, and expenses in defending any and all of his actions or inactions in his capacity as the Trustee, except for any actions or inactions involving his own fraud, willful misconduct, or gross negligence.  Any indemnification claim of the Trustee shall be satisfied from the assets of the Liquidating Trust.

The Liquidating Trust shall, to the fullest extent permitted by Texas law, indemnify and hold harmless the officers, directors, agents, representatives, attorneys, professionals and employees of the Liquidating Trust (each an “Indemnified Party”), from and against any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to, attorneys’ fees and costs, arising out of or due to their actions or omissions with respect to the Liquidating Trust or the implementation or administration of the Liquidating Trust Agreement, if the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Liquidating Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.

12.7.       Retention of Funds Prior to Distribution

The Trustee shall collect all funds constituting Liquidating Trust Assets and, pending distribution, shall deposit funds with a federally insured financial institution that has banking services.  The Trustee will deposit funds so that they are adequately insured.  Notwithstanding the foregoing, the Trustee may invest all Cash funds (including any earnings thereon or proceeds therefrom) in the same manner as chapter 7 trustees are required to invest funds pursuant to the guidelines of the Unites States Trustee’s Office, provided that the Trustee shall invest funds held in only demand and time deposits, such as short-term certificates of deposit, in banks or savings institutions, or other temporary, liquid and low-risk investments, such as Treasury bills. The Trustee shall hold all such funds until they are distributed pursuant to the Plan.

The Trustee will not be required to post bond or be audited or monitored except as otherwise expressly provide in the Liquidating Trust Agreement.  Forty-five (45) days after the end of each calendar year of the Liquidating Trust and forty-five (45) days after termination of the Liquidating Trust, the Trustee will file with the Bankruptcy Court an un-audited written report and account showing (i) the assets and liabilities of the Liquidating Trust at the end of such year or upon termination; (ii) any changes in the Liquidating Trust Assets that have not been previously reported, and (iii) any material action taken by the Trustee in the performance of his duties under the Liquidating Trust Agreement that has not been previously reported.

12.8.       Distributions to Liquidating Trust Beneficiaries

Within a reasonable period after receipt of sufficient Cash to make a Distribution, the Trustee shall distribute such Cash, after deducting any costs and expenses associated with operation of the Liquidating Trust, as provided by this Plan.

Reorganized TXCO may, at the election of the Trustee, perform the following administrative tasks on behalf of the Liquidating Trust:

(i)	distribute directly payments due and owing to either the holders of Class 11B Preferred Stock, holders of Class 12 Common Stock, and beneficiaries of the Liquidating Trust, as applicable;

(ii)	maintain records as to the Liquidating Trust beneficiaries and their beneficial interests;

(iii)	prepare and distribute periodic reports required to be provided to the beneficiaries of the Liquidating Trust; and

(iv)	perform other administrative tasks on behalf of the Liquidating Trust as reasonably requested from time to time by the Trustee.

12.9.       Representation of Trustee

The professionals employed by the Liquidating Trust are expressly authorized to simultaneously represent any Interested Party on any matter not directly adverse to the Liquidating Trust.

12.10.     Termination of the Liquidating Trust

The Liquidating Trust shall remain and continue in full force and effect until the later of (a) all Liquidating Trust Assets have been wholly converted to Cash or abandoned and all costs, expenses, and obligations incurred in administering the Liquidating Trust have been fully paid, and all remaining income and proceeds of the Liquidating Trust Assets have been distributed in accordance with the provisions of the Plan; provided, that upon complete liquidation of the Liquidating Trust Assets and satisfaction as far as possible of all remaining obligations, liabilities and expenses of the Liquidating Trust pursuant to the Plan prior to such date, the Trustee may, with approval of the Bankruptcy Court, sooner terminate the Liquidating Trust.  On the termination date of the Liquidating Trust, the Trustee will execute and deliver any and all documents and instruments reasonably requested to evidence such termination.  Upon termination and complete satisfaction of its duties under the Liquidating Trust Agreement, the Trustee will be forever discharged and released from all power, duties, responsibilities and liabilities pursuant to the Liquidating Trust other than those attributable to fraud, gross negligence or willful misconduct of the Trustee.

12.11.     Resignation of the Trustee

The Trustee may resign at any time by giving written notice to the Trust Committee and such resignation shall be effective upon the date provided in such notice.  In the case of the resignation of the Trustee, a successor Trustee shall thereafter be appointed by the Trust Committee, whereupon such resigning Trustee shall convey, transfer and set over to such successor Trustee by appropriate instrument or instruments all of the Liquidating Trust Assets then unconveyed or otherwise undisposed of and all other assets then in his possession the Liquidating Trust Agreement.  Without further act, deed or conveyance, a successor Trustee shall be vested with all the rights, privileges, powers and duties of the Trustee, except that the successor Trustee shall not be liable for the acts or omissions of his predecessor(s).  Each succeeding Trustee may in like manner resign and another may in like manner be appointed in his place.

12.12.     Appointment and Powers of the Disbursing Agent

At the Confirmation Hearing, the Debtors will identify an individual to act as the initial Disbursing Agent under the Plan.  The Disbursing Agent will serve from and after the Effective Date until a successor is duly elected or appointed by the Bankruptcy Court.  The Disbursing Agent shall be the sole signatory over the Sale Proceeds Account and all related reserves.

The Disbursing Agent shall have the power and authority to perform the following acts, among others:

(a)           Accept the Sale Proceeds and place them in the Sale Proceeds Account;

(b)           Pay Allowed Claims under the Plan from the Sale Proceeds Account;

(c)           Pay to Newfield and Anadarko their pro rata share of the balance, if any, remaining in the Sale Proceeds Account after payment in full of all obligations which are to be paid pursuant to the Plan;

(d)           Pay and discharge any costs, expenses, fees or obligations deemed necessary to preserve the Sale Proceeds and to liquidate Claims;

(e)           Deposit Sale Proceeds and draw checks and make disbursements thereof;

(f)            Employ such attorneys, accountants, engineers, agents, tax specialists, other professionals, and clerical assistance as the Disbursing Agent may deem necessary.  The Disbursing Agent shall be entitled to rely upon the advice of retained professionals and shall not be liable for any action taken in reliance of such advice.  The fees and expenses of all such professionals shall be charges as expenses of the Sale Proceeds Account and shall be paid upon approval of the Purchasers;

(g)           Take any action required or permitted by the Plan;

(h)           Execute obligations, whether negotiable or non-negotiable;

(i)            Settle, compromise or adjust by arbitration, or otherwise, any disputes or controversies related to Claims;

(j)            Waive or release rights of any kind;

(k)           Appoint, remove and act through agents, managers and employees and confer upon them such power an authority as may be necessary or advisable;

(l)            Execute, acknowledge and deliver any and all investments that are necessary, required or deemed by the Disbursing Agent to be advisable in connection with the performance of his/her duties; and

(m)          In general without in any manner limiting any of the foregoing, deal with the Sale Proceeds or any part or parts thereof in all other ways as would be lawful for any person owing the same to deal therewith, whether similar to or different from the ways above specified, at any time or times hereafter.

12.13.     Payment of the Expenses Incurred by the Disbursing Agent

The Disbursing Agent, including any successor Disbursing Agent, may pay the Disbursing Agent from the Sale Proceeds Account reasonable compensation, as approved by the Purchasers, for its services rendered and reimbursement of expenses incurred.  Professionals retained by the Disbursing Agent shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred.  The payment of the fees and expense of the Disbursing Agent retained professionals shall be made in the ordinary course of business from assets of the Sale Proceeds Account.

12.14.     Exculpation; Indemnification of Disbursing Agent

The Disbursing Agent shall not be liable for actions taken or omitted in his capacity as the Disbursing Agent, except those acts arising out of fraud, willful misconduct, or gross negligence.  The Disbursing Agent shall be entitled to indemnification and reimbursement for all losses, fees, and expenses in defending any and all of his actions or inactions in his capacity as the Disbursing Agent, except for any actions or inactions involving his own fraud, willful misconduct, or gross negligence.  Any indemnification claim of the Disbursing Agent shall be satisfied from the Sale Proceeds Account.

The Disbursing Agent shall, to the fullest extent permitted by Texas law, indemnify and hold harmless the Disbursing Agent, its agents, representatives, attorneys, professionals and employees of the Liquidating Trust (each an “Indemnified Party”), from and against any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to, attorneys’ fees and costs, arising out of or due to their actions or omissions with respect to the Claims and the Sale Proceeds, if the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Purchasers, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.

12.15.     Retention of Funds Prior to Distribution by Disbursing Agent

The Disbursing Agent shall collect all funds constituting Sale Proceeds and, pending distribution, shall deposit funds with a federally insured financial institution that has banking services.  The Disbursing Agent will deposit funds so that they are adequately insured.  Notwithstanding the foregoing, the Disbursing Agent may invest all Cash funds (including any earnings thereon or proceeds therefrom) in the same manner as chapter 7 trustees are required to invest funds pursuant to the guidelines of the Unites States Trustee’s Office, provided that the Disbursing Agent shall invest funds held in only demand and time deposits, such as short-term certificates of deposit, in banks or savings institutions, or other temporary, liquid and low-risk investments, such as Treasury bills.  The Disbursing Agent shall hold all such funds until they are distributed pursuant to the Plan.

The Disbursing Agent will not be required to post bond or be audited or monitored except as otherwise expressly provide in the Confirmation Order.  Forty-five (45) days after final distribution of all Sale Proceeds, the Disbursing Agent will file with the Bankruptcy Court an un-audited written report and account showing all disbursements.

12.16.     Distribution to Beneficiaries

Reorganized TXCO may, at the election of the Disbursing Agent, perform the following administrative tasks on behalf of the Disbursing Agent:

(i)	distribute directly payments due and owing to the holders of Allowed Claims;

(ii)	maintain records as to the Claims;

(iii)	prepare and distribute any required periodic reports; and

(iv)	perform other administrative tasks as reasonably requested from time to time by the Disbursing Agent.

12.17.     Representation of Disbursing Agent

The professionals employed by the Disbursing Agent are expressly authorized to simultaneously represent any Interested Party on any matter not directly adverse to the Disbursing Agent.

12.18.     Termination of the Disbursing Agent

The Disbursing Agent shall remain until all Sales Proceeds have been disbursed and all costs, expenses, and obligations incurred in administering the Sale Proceeds have been fully paid, and all remaining income and proceeds of the Sale Proceeds Account have been distributed in accordance with the provisions of the Plan; provided, that upon complete distribution of the Sale Proceeds Account and satisfaction as far as possible of all remaining obligations, liabilities and expenses of the Disbursing Agent pursuant to the Plan prior to such date, the Disbursing Agent may, with approval of the Bankruptcy Court, sooner terminate its engagement.  On the termination date of the Disbursing Agent, the Disbursing Agent will execute and deliver any and all documents and instruments reasonably requested to evidence such termination.  Upon termination and complete satisfaction of its duties under the Plan, the Disbursing Agent will be forever discharged and released from all power, duties, responsibilities and liabilities pursuant to the Plan other than those attributable to fraud, gross negligence or willful misconduct of the Trustee.

12.19.     Resignation of the Disbursing Agent

The Disbursing Agent may resign at any time by giving written notice to the Purchasers and such resignation shall be effective upon the date provided in such notice.  In the case of the resignation of the Disbursing Agent, a successor Disbursing Agent shall thereafter be appointed by the Purchasers, whereupon such resigning Disbursing Agent shall convey, transfer and set over to such successor Disbursing Agent by appropriate instrument or instruments all of the Sale Proceeds Account then unconveyed or otherwise undisposed of and all other assets then in his possession.  Without further act, deed or conveyance, a successor Disbursing Agent shall be vested with all the rights, privileges, powers and duties of the Disbursing Agent, except that the successor Disbursing Agent shall not be liable for the acts or omissions of his predecessor(s).  Each succeeding Disbursing Agent may in like manner resign and another may in like manner be appointed in his place.

ARTICLE XIII
CONFIRMATION AND CONSUMMATION OF THE PLAN

13.1.       Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 13.4 of the Plan:

(a)           The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

(b)           The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Purchasers and the DIP Lenders.

13.2.       Conditions Precedent to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 13.4 below:

(a)           The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtors and the DIP Lenders.

(b)           Closing shall have occurred under the PSA.

(c)           All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

(d)           There shall not be in effect on the Effective Date any (i) order entered by a court, (ii) any order, opinion, ruling or other decision entered by any other court or governmental entity, or (iii) any applicable law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.

(e)           The Bankruptcy Court shall have dismissed the Debtors’ Adversary Proceeding with prejudice; provided, however, that any claims and/or defenses that the Interveners may have against the Debtors are preserved solely for the purposes of the claims resolution process.

(f)            No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall remain pending.

(g)           All conditions to the consummation of the transactions contemplated by the Plan shall have been satisfied or waived.

(h)           In the event the Sale Plan is confirmed but has not gone effective by February 28, 2010 or upon termination of the PSA, the Plan Proponents, on notice filed with the Court, may withdraw the Sale Plan, whereupon the Confirmation thereof shall no longer be effective.

13.3.       Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.4.       Waiver of Conditions

Each of the conditions set forth in Sections 13.1 and 13.2 of the Plan may be waived in whole or in part by written consent of the applicable Debtor and the DIP Lenders.  As to the conditions regarding Anadarko, Newfield or the DIP Lenders, without any notice to other parties in interest or the Bankruptcy Court and without a hearing Anadarko, Newfield and the DIP Lenders may collectively waive any of the conditions set forth in Sections 13.1 and 13.2. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized TXCO regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or Reorganized TXCO). The failure of the Debtors or Reorganized TXCO to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

13.5.       Revocation, Withdrawal, Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XIV
EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

14.1.       Compromise and Settlement

It is not the intent of the Debtors that confirmation of the Plan shall in any manner alter or amend any settlement and compromise between the Debtors and any Person that has been previously approved by the Bankruptcy Court (each, a “Prior Settlement”). To the extent of any conflict between the terms of the Plan and the terms of any Prior Settlement, the terms of the Prior Settlement shall control and such Prior Settlement shall be enforceable according to its terms.

Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the Disbursing Agent or Trustee, as applicable, may compromise and settle Claims against the Debtors and claims that they have against other Persons.  The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, the Disbursing Agent, the Trustee and Reorganized TXCO may compromise and settle any Claims against them and claims they may have against other Persons upon reasonable notice to the Purchasers without approval from the Bankruptcy Court where the amount in dispute is less than $500,000; i.e., that the difference between what is claimed and the amount which the Disbursing Agent, Trustee or Reorganized TXCO have asserted is owed is less than $500,000.

14.2.       Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever against the Debtors or any of their Estates, assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Interests in the Debtors shall be satisfied, discharged, and released in full. Neither Reorganized TXCO, nor any of its successors or assigns, including any assets, properties or interests of Reorganized TXCO and its successors and assigns, shall be responsible for any pre-Effective Date obligations of the Debtors, except those expressly assumed by the Debtors or their Affiliates, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.  Additionally, under the Plan, the transfer of PSA Assets to the Purchasers and the transfer of Liquidating Trust Assets to the Liquidating Trust shall be made free and clear of any and all claims, liens, interests and encumbrances, with such claims, liens, interests and encumbrances attaching to the Sale Proceeds.

14.3.       Exculpation and Limitation of Liability

Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action whether in law or equity, whether for breach of contract, statute, or tort claim, against the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, for any act or omission in connection with, relating to, or arising out of, these Cases, the pursuit of Confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

14.4.       Good Faith

As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors have participated in good faith and in compliance with Section 1125(e) of the Bankruptcy Code in the offer and issuance of the New Common Stock under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Common Stock under the Plan.

14.5.       Discharge of Liabilities

Except as otherwise provided in the Plan, upon the occurrence of the Effective Date,  the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property shall be discharged from all Claims and Causes of Action to the fullest extent permitted by Section 1141 of the Bankruptcy Code, and all holders of Claims and Interests shall be precluded from asserting against the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date for any act or omission in connection with, relating to, or arising out of, these Cases, the pursuit of Confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, THE DEBTORS, REORGANIZED TXCO, THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, OR THEIR ESTATES, ASSETS, PROPERTIES, OR INTERESTS IN PROPERTY, SHALL NOT HAVE, AND SHALL NOT BE CONSTRUED TO HAVE, OR MAINTAIN ANY LIABILITY, CLAIM, OR OBLIGATION, THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THESE CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR CLAIMS ARISING UNDER APPLICABLE NON-BANKRUPTCY LAW AS A SUCCESSOR TO THE DEBTORS AND NO SUCH LIABILITIES, CLAIMS, OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO REORGANIZED TXCO OR ITS RESPECTIVE SUCCESSORS OR ASSIGNS, OR ITS ESTATES, ASSETS, PROPERTIES, OR INTERESTS IN PROPERTY.

14.6.       Discharge of the Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, shall be deemed fully discharged and released from any and all Claims for any act or omission in connection with, relating to, or arising out of, these Cases, the pursuit of Confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, and all successors thereto.  As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their Estates, or any successor thereto at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, to the extent it relates to a discharged Claim.

14.7.       Permanent Injunction

Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons who have held, hold, or may hold Claims against or Interests in the Debtors prior to the Effective Date are permanently enjoined from taking any of the following actions against the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan or under the PSA.

14.8.       Releases by the Debtors, Reorganized TXCO and their Estates

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, Reorganized TXCO and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Debtors, Reorganized TXCO and their Estates, for themselves and on behalf of their respective successors and assigns, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released each of (i) the Released Parties and (ii) the Debtors’, Reorganized TXCO’s and their Estates’ past and present directors, managers, officers, employees, attorneys and other representatives from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, Reorganized TXCO, and their Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, Reorganized TXCO or their respective Affiliates or Estates ever had, now has or hereafter can, shall or may have, or otherwise would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, against any (i) of the Released Parties and (ii) the Debtors’, Reorganized TXCO’s and their Estates’ current and former directors, managers, officers, employees, attorneys and other representatives arising from or relating to, directly or indirectly from, in whole or in part, the Debtors, the Debtors’ restructuring, the Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements among any two or more of any of Debtors, Reorganized TXCO or any of the Released Parties (and the acts or omissions of any other Released Party in connection therewith), the restructuring of Claims and Interests prior to or in the Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence, including the management and operation of the Debtors, taking place on or before the Effective Date. Notwithstanding the foregoing, nothing in this Section 14.8 shall release any of the Released Parties or other individual included within this release from liability for (i) any act or omission by such of the Released Parties or other individual that is found by a court of law in a final, non-appealable judgment to constitute Fraud, willful misconduct, or gross negligence, or (ii) any obligation for borrowed money owed by the Released Parties to the Debtors, Reorganized TXCO or their respective Affiliates or Estates.

14.9.       Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, in consideration of the Distributions under the Plan, holders of Claims and Interests, for themselves and on behalf of their respective successors and assigns, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, Reorganized TXCO or their Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise, that such Entity ever had, now has or hereafter can, shall or may have, or otherwise would have been legally entitled to assert (whether individually or collectively or directly or derivatively), against any of the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, arising from or relating to, directly or indirectly, in whole or in part, the Debtors, the Debtors’ restructuring, the Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements among any two or more of any of the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property (and the acts or omissions of any of the Debtors, Reorganized TXCO, their respective successors or assigns, or their Estates, assets, properties, or interests in property, in connection therewith), the restructuring of Claims and Interests prior to or in the Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence, including the management and operation of the Debtors, taking place on or before the Effective Date.

14.10.     Setoffs

Except as otherwise expressly provided for in the Plan, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, Reorganized TXCO may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before such distribution is made), any claims, rights, and causes of action of any nature that such Debtor or Reorganized TXCO, as applicable, may hold against the holder of such Allowed Claim, to the extent such claims, rights, or causes of action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by Reorganized TXCO of any such claims, rights, and causes of action that Reorganized TXCO may possess against such holder.  In no event shall any holder of Claims or Interests be entitled to setoff any Claim or Interest against any claim, right, or cause of action, except as set forth in the Plan, of the Debtors or Reorganized TXCO, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

14.11.     Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or Reorganized TXCO, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

14.12.     Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the Reorganized TXCO’s Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to Reorganized TXCO and its successors and assigns.

In addition to, and in no way a limitation of, the foregoing, to the extent the Debtors’ property or assets are encumbered by mortgages, security interests or Liens of any nature for which any holder of such mortgages, security interests or Liens does not have an Allowed Claim against such Debtor, such mortgages, security interests or Liens shall be deemed fully released and discharged for all purposes and such holder shall execute such documents as reasonably requested by Reorganized TXCO or the Trustee, as applicable, in form and substance as may be necessary or appropriate to evidence the release of any such mortgages, security interests or Liens of any nature. If such holder fails to execute such documents, Reorganized TXCO or the Trustee, as applicable, is authorized to execute such documents on behalf of such holder and to cause the filing of such documents with any or all governmental or other entities as may be necessary or appropriate to effect such releases.

14.13.     Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among Claim holders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to Claim holders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any Claim holder by reason of any claimed subordination rights or otherwise, so that each Claim holder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

ARTICLE XV
RETENTION OF JURISDICTION

Under Sections 105 and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a)           enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

(b)           hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

(c)           hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

(d)           issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order,

(e)           enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(f)            hear and determine any matters arising in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

(g)           enforce all orders, judgments, injunctions, releases, exculpations and rulings entered in connection with the Chapter 11 Cases;

(h)           hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(i)            hear and determine matters relating to the allowance, disallowance, determination, classification, estimation and/or liquidation of Claims against the Debtors and to enter or enforce any order requiring the filing of any such Claim before a particular date;

(j)            hear and determine motions, application, adversary proceedings, contested matters and other litigation matters filed or commenced after the Effective Date, including proceedings with respect to the rights and claims of the Debtors to recover property under the applicable provisions of Chapter 5 of the Bankruptcy Code or to bring any Litigation Claims, or otherwise to collect or recover on account of any Litigation Claim;

(k)           determine all applications, Claims, adversary proceedings and contested matters pending on the Effective Date; and

(l)            enter a final decree closing the Chapter 11 Case.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1.       Amendments and Modification

The Debtors may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; however, the treatment of the Class 1 Allowed DIP Loan Secured Claim and Class 4 Allowed Secured Claims of the Term Loan Lenders may not be modified without their express consent. After the Confirmation Date and prior to “substantial consummation” as provided in the Plan, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

16.2.       Payment of Statutory Fees

On or before the Effective Date, the Debtors shall have paid in full, in Cash (including by check or wire transfer), in U.S. dollars, all fees payable pursuant to section 1930 of title 28 of the United States Code, in the amount determined by the Bankruptcy Court at the Confirmation Hearing.

16.3.       Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, Reorganized TXCO, and all other parties-in-interest in these Cases.

16.4.       Term of Injunctions or Stay

Unless otherwise provided in the Plan or Confirmation Order, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms.

16.5.       Dissolution of Committee

On the Effective Date, the Committee, if any, shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Cases.

16.6.       No Admissions

Notwithstanding anything in the Plan to the contrary, nothing in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth in the Plan, including liability on any Claim.

16.7.       Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to Reorganized TXCO; provided, however, that corporate governance matters relating to the Debtors or Reorganized TXCO, as applicable, not organized under Texas law shall be governed by the laws of the state of organization of such Debtor or Reorganized TXCO.

16.8.       Subordination

The right of the Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a Subordinated Claim or subordinated Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a Subordinated Claim or subordinated Interest.

16.9.       Plan Supplement

Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court not later than ten (10) days prior to the Plan Voting Deadline or such other filing deadline as may be approved by the Bankruptcy Court.  Holders of Claims or Interests may also obtain a copy of the Plan Supplement upon written request to the Debtors. Notwithstanding the foregoing, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date.

16.10.     Notices

Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

TXCO RESOURCES INC.
777 E. Sonterra Blvd.
Suite 350
San Antonio, Texas  78258

with a copy to:

Deborah D. Williamson
Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas  78205
Facsimile:  (210) 226-8395

If to the Purchasers:

Anadarko E&P Company LP
1201 Lake Robbins Drive
The Woodlands, Texas  77380
Attn:  Joseph F. Carroll, Vice President - Transactions
Facsimile:  (832) 636-5889

Anadarko E&P Company LP
1201 Lake Robbins Drive
The Woodlands, Texas  77380
Attn:  Robert K. Reeves, General Counsel
Facsimile:  (832) 636-3214

with a copy to:

Lydia T. Protopapas
Brenda Funk
Weil, Gotshal & Manges, LLP
700 Louisiana, Suite 1600
Houston, Texas 77002
Facsimile:  (713) 224-9511

If to Purchasers:

Newfield Exploration Company
363 N. Sam Houston Pkwy. E., Suite 2020
Houston, Texas 77060
Attn: W. Mark Blumenshine,
Vice President – Land
Facsimile:  (281) 405-4242

Newfield Exploration Company
363 N. Sam Houston Pkwy. E., Suite 2020
Houston, Texas 77060
Attn:  Darrell R. Jones
Legal Counsel
Facsimile: (281) 405-4228

with copy to:

Charles A. Beckham, Jr.
Haynes and Boone LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Facsimile:  (713) 236-5638

If to DIP Lenders or their affiliates:

James Donnell
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166-4193
Facsimile:  (212) 294-4700

Christopher Dawe
Trammell Crow Center
2001 Ross Avenue
Suite 3700
Dallas, TX 75201-2975
Facsimile:  (214) 999-7837

16.11.     Severability of Plan Provision

If, before the Confirmation Order, the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtors, at their option and if acceptable to the DIP Lenders at any time prior to their being irrevocably paid in full, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

16.12.     U.S. Trustee Fees

The Debtors will pay pre-confirmation fees owed to the U.S. Trustee on the Effective Date or as reasonably practical thereafter.  After confirmation, the Trustee will file with the Court and serve on the U.S. Trustee quarterly financial reports in a format prescribed by the U.S. Trustee, and the Trustee will pay post-confirmation quarterly fees to the U.S. Trustee until a final decree is entered or the case is converted or dismissed as provided in 28 U.S.C. §1930(a)(6).

16.13.     Default under the Plan

Except as otherwise provided for in this Plan, in the event of an alleged default by the Debtors under the Plan, any party alleging such default shall provide written notice of the default (the “Default Notice”) to the Debtors and Debtors’ counsel at the addresses set forth in Section 16.10 of the Plan.  The Debtors shall have thirty (30) days from receipt of the Default Notice to cure any actual default that may have occurred.  The Debtors reserve the right to dispute that a default has occurred and shall notify the party alleging the default that the Debtors contend no default has occurred, with such notice to be sent within the thirty (30) day time period following receipt of the Default Notice.  In such event, the Bankruptcy Court shall retain jurisdiction over the dispute relating to the alleged default.  In the event the Debtors fail to either dispute the alleged default or timely cure such default, the party alleging such default shall be entitled to assert its rights under any and all applicable bankruptcy and/or non-bankruptcy law.  Debtors shall be allowed to cure no more than two Default Notices from the Texas Comptroller of Public Accounts.  A third default cannot be cured.

[Signature Page Immediately Follows]

Dated:  January 27, 2010

Respectfully Submitted,

TXCO RESOURCES INC. AND ITS SUBSIDIARIES AND AFFILIATES THAT ARE ALSO DEBTORS AND DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES

By:	/s/ James E. Sigmon
James E. Sigmon

Counsel:

By:	/s/ Deborah D. Williamson
Deborah D. Williamson
State Bar No. 21617500
Patrick L. Huffstickler
State Bar No. 10199250
Thomas Rice
State Bar No. 24025613
Meghan Bishop
State Bar No. 24055176
Cox Smith Matthews Incorporated
112 East Pecan Street, Suite 1800
San Antonio, Texas 78205
554-5500
226-8395 (Fax)

ATTORNEYS FOR DEBTORS
AND DEBTORS-IN-POSSESSION